SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE KROGER CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
AND
2001 ANNUAL REPORT

FINANCIAL HIGHLIGHTS
(in millions except per share data and ratios, as reported)

Calendar Year Ended December 31,	2001	2000	Percent Change
Five-year return on Investment (share price appreciation)	80%	190%
Closing market price per share	$20.87	$27.06	(23)%
Total market value of common stock	$16,638	$22,111	(25)%

	As Reported			As Adjusted (1)
Fiscal Year Ended	February 2, 2002	February 3, 2001	Percent Change	February 2, 2002	February 3, 2001	Percent Change
Total sales (1)	$50,098	$49,000	2%	$50,098	$48,024	4%
EBITDA (1)(2)				$3,742	$3,456	8%
Basic earnings per share before extraordinary items (1)(2)(3)	$1.30	$1.07	21%	$1.51	$1.34	13%
Diluted earnings per share before extraordinary items (1)(2)(3)	$1.26	$1.04	21%	$1.48	$1.31	13%
Average shares outstanding	804	823	(2)%	804	823	(2)%
Average shares outstanding assuming dilution	825	846	(2)%	825	846	(2)%
ERONOA (4)				25.4%	25.0%
Closing market price per share	20.33	24.61	(17)%
(1)
For comparative purposes, results exclude extraordinary losses, merger-related costs, one-time expenses, restructuring charges, impairment charges, and the estimated effect of the 53rd week in fiscal 2000.

(2)	Earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items.
(3)	Extraordinary items relate to premiums paid to retire early certain indebtedness and the write-off of related deferred financing costs.
(4)	EBITDA return on net operating assets.

(recycle graphic)  COVER PRINTED ON RECYCLED PAPER

TO OUR FELLOW SHAREHOLDERS:

Fiscal 2001 was a challenging year for The Kroger Co. Fierce competition, an economic recession and rising unemployment combined to create the most difficult operating environment of the past 20 years. Kroger’s identical-store sales increased a strong 1.9% in the first quarter and then declined steadily to a negative 0.3% in the fourth. Although we reported a solid 13% increase in earnings per share for the year, these results fell short of our original 16-18% growth target.

In December, Kroger announced a Strategic Growth Plan designed to achieve identical food store sales growth of 2-3% above product cost inflation by the end of fiscal 2003. The Plan has three key elements:

•	Reduce operating and administrative costs;

•	Leverage our $50 billion size to achieve greater economies of scale;

•	Reinvest in our core business to increase sales and market share.

Kroger is proceeding on schedule with each element of this Plan. We will provide more detail in a later section of this letter.

OPERATING REVIEW

Kroger reported fiscal 2001 earnings of $1.2 billion, or $1.48 per diluted share, before one-time items. These results represent an increase of approximately 13% after adjusting for the 53rd week in fiscal 2000. Including one-time items and merger-related costs, earnings per diluted share for fiscal 2001 were $1.26.

Sales for fiscal 2001 totaled $50.1 billion, an increase of 4.2% after adjusting for the extra week in fiscal 2000. EBITDA (earnings before interest, taxes, depreciation, amortization, LIFO and one-time items) totaled $3.7 billion, an increase of 7.9% over 2000, on the same basis.

This strong operating cash flow enabled Kroger to invest $2.2 billion in new facilities and to repurchase $732 million of Company stock. Capital investments included store construction, logistics, technology and acquisitions. During the year we opened, acquired, expanded, or relocated 146 food stores and completed 100 within-the-wall remodels. Kroger produced free cash flow of just over $300 million in 2001. In fiscal 2002, we expect to generate free cash flow of $550-$650 million, before stock repurchases and acquisitions.

Net total debt was $8.5 billion, an increase of $241 million compared to the fourth quarter of 2000. Net total debt improved to 2.27 times EBITDA, as compared to 2.34 times in the fourth quarter of 2000. This represents Kroger’s lowest net total debt-to-EBITDA ratio since the merger with Fred Meyer, Inc. in 1999. The Company continues to improve toward the goal of net total debt equal to 2 times EBITDA.

Net working capital totaled $648 million. Although this was an increase of $142 million from the fourth quarter of fiscal 2000, it is an improvement of $175 million as compared to the fourth quarter of 1999. Kroger remains committed to achieving our goal of reducing net working capital by $500 million from the benchmark set in the third quarter of 1999.

At the end of fiscal 2001, Kroger operated (either directly or through its subsidiaries) 2,418 supermarkets and multi-department stores under nearly two dozen banners; 789 convenience stores; 427 fine jewelry stores; 41 manufacturing plants; and 227 supermarket fuel centers.

MERGER INTEGRATION NEARLY COMPLETE

Three years have passed since Kroger’s merger with Fred Meyer created the largest supermarket company in America. The merger integration is nearly complete and most of the financial and strategic benefits have been realized. Since the merger, Kroger has:

•	Exceeded our synergy goal of $380 million, nearly a year ahead of schedule;

•	Extended the centralization of purchasing for many major product categories;

•	Launched a highly successful three-tier approach to corporate brands;

•	Leveraged the general merchandise expertise of Fred Meyer to strengthen Kroger’s promotional and seasonal sales programs;

•	Completed most of our information systems consolidation, on schedule and below budget. Today, Kroger operates two data centers, as compared to 18 a few years ago.

We are very pleased by the success of this merger. Thanks to the commitment of the entire organization, Kroger is operating more efficiently as an integrated Company. Through the Strategic Growth Plan, we will capitalize upon Kroger’s leading market shares in major metro areas, geographic diversity, outstanding corporate brands, and economies of scale to enhance the Company’s competitive position.

STRATEGIC GROWTH PLAN

Economic conditions and competition changed dramatically during the past year. The recession made consumers more price-sensitive and cautious in their purchases. Competition grew more intense as supercenters, mass merchants, drug stores, and non-traditional operators used food to attract shoppers. Dramatic increases in utility rates, health care costs, and credit card fees drove up operating expenses.

This environment accelerated the pace of consolidation in the food retailing industry. We estimate that more than 1,800 food stores and pharmacies were sold or closed in the past two years. Management believes that industry consolidation represents an opportunity for Kroger to increase sales and strengthen our market position. The three elements of our Strategic Growth Plan are designed to achieve that goal.

The first element is to reduce operating and administrative expenses. Management is implementing a more effective operating structure, from store level to corporate office. This process has already eliminated approximately 1,400 of the 1,500 management and clerical positions targeted for reduction under the Plan. The Nashville division office and distribution center have been consolidated into the Louisville and Atlanta divisions. Kroger continues the rollout of store labor productivity improvement programs, such as one-touch produce. New technology, including self-checkout systems, is being introduced to reduce operating costs and improve service to our customers.

The second element of our Strategic Growth Plan is to achieve greater economies of scale from Kroger’s $50 billion annual sales volume. We are accelerating the centralization of merchandising by consolidating additional procurement and category management functions. Management believes that this will enable Kroger to reduce product costs and better align us with vendors that are structured to serve one primary contact point at large retailers. In addition, we expect to reduce Kroger’s cost of supplies and capital equipment through centralized purchasing.

Investments in new technology and business processes support these efforts. For example, in fiscal 2001, Kroger purchased more than $500 million of products and supplies through 300 reverse auctions with GlobalNetXchange. Technology is a major strategic advantage for Kroger, and we will leverage our systems even further in the years ahead.

The first two elements of the Plan—expense reduction and greater economies of scale—are expected to reduce costs by $500 million over the next two years. Approximately two-thirds of these savings should be achieved in fiscal 2002.

The third element of Kroger’s Strategic Growth Plan is a targeted program designed to increase revenues in our core business. Kroger will reduce gross profits in selected product categories and geographic areas in order to increase sales and market share. This investment will be “funded” by the $500 million reduction in costs and by Kroger’s revised earnings growth model.

EARNINGS GROWTH MODEL

For fiscal 2002 and 2003, Kroger’s goal is to increase earnings per share by 10-12% each year as we implement the Strategic Growth Plan. Adjustments to goodwill, required by new FASB rules, are expected to increase our fiscal 2002 earnings 11 cents per share beyond that target. The 10-12% target for 2002 and 2003 reflects the softer economy, increased competition, and the gross profit investment required to achieve our goal for identical food store sales growth.

Longer term, Kroger has established a sustainable earnings per share growth target of 13-15% per year beginning in fiscal 2004. We believe this is the appropriate balance point between current financial performance and long-term value creation for our shareholders.

Kroger has established a strong track record of creating exceptional value for our shareholders. As you will see in the accompanying Proxy Statement, the five-year cumulative total return on Kroger stock has again exceeded the returns for both our peer group and the Standard & Poor’s 500 Index. Since 1992, the five-year cumulative total return on Kroger stock has outpaced the return for our peer group index in every fiscal year and has exceeded the S&P 500 Index return in nine of those 10 years. Management is committed to maintaining our record of creating substantial value for shareholders.

COMMUNITY ACTIVITIES

Kroger encourages its divisions and associates to participate in their communities through charitable giving, volunteer work by our associates, and strong support of schools, civic causes and hunger relief programs. In 2001, the Company invested nearly $53 million in the communities where we live and work. This figure includes $5.4 million from the Company’s three charitable foundations—The Kroger Co. Foundation, The Ralphs/Food 4 Less Foundation, and The Fred Meyer Foundation—and $47.3 million collectively donated by the retail divisions, manufacturing group, corporate office, convenience stores and other facilities.

Kroger also is one of the nation’s largest retail donors of food for the hungry. Last year our Company donated more than 25 million pounds of product to food banks affiliated with America’s Second Harvest, the nation’s largest domestic hunger relief organization. The donation, which was valued at $38 million, ranked as the largest in Kroger’s history. Thanks to our support, America’s Second Harvest was able to provide emergency food assistance to more than 23 million hungry Americans, including 9 million children and more than 2 million senior citizens.

Kroger’s strong commitment to community service was recognized by Executive Technology, an industry trade magazine that honored Kroger with its 2001 Retail Community Service Award.

For the third consecutive year Kroger was named one of America’s “100 Best Corporate Citizens” by Business Ethics. This national publication recognizes companies that do the best job of serving seven groups: employees; stockholders; customers; women and minorities; the community; the environment; and overseas stakeholders. Kroger was the only U.S. grocery company selected for the list this year.

Each year Kroger recognizes associates who have made extraordinary contributions to their communities. We congratulate the winners of The Kroger Co. Community Service Award for 2001. These colleagues were honored by their divisions for outstanding community service:

Gloria Matthews, Atlanta Division
Steve Jenkins, Central Division
Eddie Ivers, Cincinnati Division
Danny Daniels, City Market
Minority Management Advisory Council, Columbus Division
Lee Bates, Delta Division
Gerry Collie, Dillon Stores
Anita Tarlao, Fred Meyer Stores
Lupe Brambila, Food 4 Less
Alice “Luanna” Clifton, Fry’s
Steve Gutter, MIS Dept., General Office
Harold’s Jay C Relay for Life Team, Jay C Food Stores
Denise Ortiz, King Soopers
Teresa Chavez, Michigan Division
Osteogenesis Imperfecta Foundation Team, Mid-Atlantic Division
Bobby Hazen, Mid-South Division
Bambi Rankins, QFC
Angelica Balders & Wendy Johnson, Ralphs
Billie Szafranski, Smith’s
Office Advisory Committee and Ramiro Espinosa, Southwest Division

EXECUTIVE CHANGES

On behalf of the entire Kroger Co., we extend our thanks and congratulations to the talented executives who retired in the past year. We are grateful to the following colleagues for their important contributions, and we wish them well.

Terry Cox, Group Vice President of Drug/GM Merchandising and Procurement, retired in February after 40 years with Kroger. Lawrence M. Turner, who served as Treasurer since 1984, retired in January after 28 years with the Company. Henry Waguespack, President of Kwik Shop, Inc., retired after 30 years of service.

We are also grateful to three members of Kroger’s Board of Directors who have provided distinguished service to the Company. Ballard Morton and Martha Seger retired from the Board in April after 34 years and 11 years of service, respectively. Carlton Jenkins resigned from the Board in January after three years of service. The Kroger Co. and our shareholders thank them for their wise counsel and dedication.

PROMOTIONS

In 2001, Kroger announced several executive promotions at the corporate and divisional levels.

William T. Boehm was promoted to Group Vice President of Logistics. Mr. Boehm previously served as Vice President of Logistics. Bruce A. Macaulay was promoted to Group Vice President, Grocery Merchandising. Prior to his promotion, he served as Vice President of Merchandising for Kroger’s Cincinnati division.

Michael J. Donnelly was promoted to Group Vice President of Drug/GM Merchandising and Procurement, succeeding Mr. Cox. Mr. Donnelly had been President of Fry’s, a division of Kroger based in Arizona, since March 2000. Thomas B. Rech was named president of Fry’s. He had served as president of Kroger’s Nashville division since 1999.

In addition, Michael Hoffmann was promoted to President of Kwik Shop, Inc., which operates 165 convenience stores in four states. Mr. Hoffmann had been Vice President of Operations at Turkey Hill Minit Markets.

In closing, we thank the Company’s 288,000 associates for their contributions over the past year. Through their hard work, our customers continue to enjoy high-quality stores that offer outstanding service, selection and more value than ever.

JOSEPH A. PICHLER	DAVID B. DILLON
Chairman and	President and
Chief Executive Officer	Chief Operating Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 10, 2002

To All Shareholders
of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 27, 2002, at 11 A.M., for the following purposes:

1.
To elect five directors to serve until the annual meeting of shareholders in 2005, and one director to serve until the annual meeting of shareholders in 2004, or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to approve the 2002 Long-Term Incentive Plan;

3.	To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2002;

4.	To act upon two shareholder proposals, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on May 1, 2002, will be entitled to vote at the meeting.

Attendance

Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

By order of the Board of Directors,
Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 10, 2002

The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Innisfree, 501 Madison Avenue, 20th Floor, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $10,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.

Joseph A. Pichler, Steven R. Rogel, and John T. LaMacchia, all of whom are directors of the Company, have been named members of the Proxy Committee.

The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 10, 2002.

As of the close of business on May 1, 2002, the Company’s outstanding voting securities consisted of 794,465,227 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote ‘‘FOR’’ the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.

The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

•	The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

•	The 2002 Long-Term Incentive Plan is to be approved by a majority of the shares participating in the voting. Therefore, broker non-votes and abstentions will have no effect.

•
Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

•
The affirmative vote of a majority of shares participating in the voting on a shareholder proposal is required for adoption of the resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on the proposal.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
(ITEM NO. 1)

The Board of Directors, as now authorized, consists of 14 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2005, and one director is to be elected at the annual meeting to serve until the annual meeting in 2004, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2005
Robert D. Beyer	Mr. Beyer is President of Trust Company of the West, an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is also a member of the Board of Directors of Trust Company of the West, SG Asset Management, and American Restaurant Group, Inc., and a commissioner of the Los Angeles City Employees’ Retirement System. He is vice chair of the Financial Policy Committee and a member of the Social Responsibility Committee.	42	1999
John T. LaMacchia
Mr. LaMacchia is Chairman and Chief Executive Officer, and a director of Tellme Networks, Inc., a provider of voice application networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Broadwing, Inc. (formerly Cincinnati Bell Inc.). From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. CellNet Data Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in connection with the acquisition of the company’s assets and assumption of certain debts by Schlumberger Ltd. Mr. LaMacchia is a director of Tellme Networks, Inc., Geneva Steel Holdings Corp., and Burlington Resources, Inc. He is chair of the Compensation Committee and a member of the Corporate Governance and Executive Committees.
		60	1990

Name	Professional Occupation (1)	Age	Director Since
Edward M. Liddy
Mr. Liddy is Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company. Prior to this, he was President and Chief Operating Officer of the Allstate Corporation from 1994-1998 and Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is a director of The Allstate Corporation and Minnesota Mining and Manufacturing Company. He is chair of the Financial Policy Committee and a member of the Corporate Governance Committee.
		56	1996
Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of State Farm Federal Savings Bank and Rayonier Inc., and an Advisory Board Member of Washington Mutual Investors Fund. She is chair of the Audit Committee and vice chair of the Social Responsibility Committee.	67	1992
Bobby S. Shackouls	Mr. Shackouls has been Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He has been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is vice chair of the Audit Committee and a member of the Compensation Committee.	51	1999

NOMINEE FOR DIRECTOR FOR TERM OF OFFICE CONTINUING UNTIL 2004

David B. Lewis	Mr. Lewis has been Chairman of the Board and a Director of Lewis & Munday, a Detroit law firm, since 1972. He was also President and Chief Executive Officer of the firm from 1972 to 1982. He is a director of TRW Inc.; Comerica, Incorporated; Lewis & Thompson Agency, Inc.; and Lakefront Capital Advisors, Inc. Mr. Lewis is a member of the Audit and Social Responsibility Committees.	57	2002

Name	Professional Occupation (1)	Age	Director Since

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2004
John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated; Coca Cola Enterprises, Inc.; The Home Depot, Inc.; Powerwave Technologies, Inc.; and Acuity Brands, Inc. He is chair of the Corporate Governance Committee and a member of the Compensation Committee.	67	1986

David B. Dillon	Mr. Dillon was elected President and Chief Operating Officer of Kroger in 2000. He served as President in 1999, and prior thereto as President and Chief Operating Officer since 1995. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation. Mr. Dillon is a member of the Executive Committee.	51	1995

Bruce Karatz	Mr. Karatz has been the Chairman of the Board, President, and Chief Executive Officer of KB Home since July 1993 and its President, Chief Executive Officer and a director since 1986. He is also a director of Honeywell International Inc.; National Golf Properties, Inc.; and Avery Dennison Corporation, and a Trustee of the RAND Corporation. Mr. Karatz is Chairman of the California Business Roundtable and of the Los Angeles World Affairs Council. He is vice chair of the Compensation Committee.	56	1999

Thomas H. O’Leary	Mr. O’Leary is the retired Chairman of Burlington Resources Inc., a natural resources business. He is a member of the Compensation and Corporate Governance Committees.	68	1977

Name	Professional Occupation (1)	Age	Director Since

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2003
Reuben V. Anderson	Mr. Anderson is a member, in the Jackson, Mississippi office, of Phelps Dunbar, a New Orleans law firm. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank; BellSouth Corporation; Mississippi Chemical Corp.; and Burlington Resources Inc. He is chair of the Social Responsibility Committee and a member of the Audit Committee.	59	1991

Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. Prior to that he served as President and Chief Executive Officer of Thomas & Betts Corporation, a manufacturer of electrical and electronic components, from 1997-2000. Mr. Moore served as President and Chief Operating Officer of Thomas & Betts Corporation from 1994-1997. He is a director of Mayer Electric. Mr. Moore is a member of the Audit and Financial Policy Committees.	48	1997

Joseph A. Pichler	Mr. Pichler is Chairman of the Board and Chief Executive Officer of Kroger. He is a director of Milacron Inc. and Federated Department Stores, Inc. Mr. Pichler is chair of the Executive Committee.	62	1983

Steven R. Rogel
Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Union Pacific Corporation. He is vice chair of the Corporate Governance Committee and a member of the Executive and Financial Policy Committees.
		59	1999

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS’ COMPENSATION

Each non-employee director currently is paid an annual retainer of $32,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for outside directors at a cost to the Company in 2001 of $108 per director. The Company also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.

Under the 1999 Long-Term Incentive Plan, in 2001 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of February 2, 2002, the value of each grant of options made in 2001, none of which were exercisable, was $0, as the market value of Kroger stock on that date was less than the option price.

The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 17, 1997. The Board has adopted no retirement plan for directors newly elected after that date. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD

The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 2001, the Audit Committee met four times, the Compensation Committee met four times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 9 through 12 of this Proxy Statement. The Audit Committee, composed of independent outside directors, reviews external and internal auditing matters and recommends the selection of the Company’s independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee, consisting of outside directors, determines the compensation of the Company’s senior management and administers certain stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met seven times in 2001. During 2001, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member.

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company’s annual meeting in June 2003, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company’s executive offices not later than January 10, 2003.

CERTAIN TRANSACTIONS

The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 2001 of $1,316. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company’s four most highly compensated executive officers, excluding the Chief Executive Officer (the “named executive officers”):

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All other Compensation ($)
				(1)	(2)	(3)	(4)	(5)
Joseph A. Pichler	2001	$1,225,000	$480,160	$68,341		200,000	$1,465,800	$96,450
Chairman and Chief	2000	$1,069,231	$865,415	$53,425		360,000	$5,081,250	$75,510
Executive Officer	1999	$903,077	$813,213	$45,803		200,000		$65,356

David B. Dillon	2001	$653,077	$207,762	$15,080	$2,527,000	70,000	$293,160	$22,190
President and Chief	2000	$592,308	$482,160	$12,865		210,000	$148,500	$19,080
Operating Officer	1999	$481,539	$469,241	$10,350		100,000		$16,066

W. Rodney McMullen	2001	$598,654	$173,135	$7,225		50,000	$293,160	$11,163
Executive Vice President	2000	$546,154	$401,800	$6,209		150,000	$148,500	$9,737
	1999	$380,000	$302,974	$4,360		60,000		$7,657

Michael S. Heschel	2001	$544,231	$155,821	$35,495		30,000	$293,160	$50,340
Executive Vice President	2000	$500,000	$361,620	$28,104		150,000	$148,500	$39,963
and Chief Information	1999	$393,269	$319,601	$20,871		60,000		$30,356
Officer

Don W. McGeorge	2001	$544,231	$155,821	$19,610	$2,527,000	50,000	$293,160	$28,550
Executive Vice President	2000	$500,000	$361,620	$14,987		150,000	$148,500	$22,060
	1999	$375,385	$236,468	$11,020	$1,086,876	60,000		$42,132	(6)

(1)	Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.

(2)
Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge had 100,000, 120,000, 37,000, 36,000, and 124,000, shares outstanding, respectively, at February 2, 2002. These shares had an aggregate value of $2,033,000, $2,049,600, $752,210, $731,880, and $2,520,920, respectively, based on the market price of the Company’s common stock on February 2, 2002. The restrictions on 100,000, 20,000, 20,000, 20,000, and 20,000 shares, respectively, awarded to Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge, respectively, all awarded in 1999, lapse on the third annual anniversary date of the award, but only to the extent that the performance criteria established by the Compensation Committee on the date of the grant are achieved. The restrictions on 7,000 and 10,000 shares, respectively, awarded to Mr. McMullen, lapse in 2002 and 2003, respectively. The restrictions on 8,000 and 8,000 shares, respectively, awarded to Mr. Heschel, lapse in 2002 and 2003, respectively. The restrictions on 4,000 shares awarded to Mr. McGeorge lapse in 2002. The restrictions on 100,000 shares awarded to Mr. Dillon lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) November 30, 2004. The restrictions on 100,000 shares awarded to Mr. McGeorge lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) September 27, 2004. The Company currently is prohibited by contract from paying cash dividends on its common stock, but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.

(3)
Represents options granted during the respective fiscal year. In 2000, eighty-three percent of the options granted vest for equal number of shares in the five succeeding years from the date of grant. The other seventeen percent vest based on the performance of the Company’s common stock, as more particularly described below. For the other years presented, half vest over five years, and the remaining half vest based on performance as described below. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights (‘‘SARs’’) were granted in any of the three years presented.

(4)
These amounts represent the value of restricted stock that vested during the period presented, previously reported as Long-Term Compensation Awards. A portion of the amounts earned by Mr. Pichler is based on a 1995 award that attempted to make his total compensation more competitive. All other amounts reflect awards earned because the synergy savings budgeted for the year to be obtained from the Fred Meyer merger were achieved.

(5)
For 2001, these amounts include the Company’s matching contribution under The Kroger Co. Savings Plan in the amounts of $510, $1,020, $1,020, $510, and $1,020 respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge and reimbursement of certain premiums for policies of life insurance in the amounts of $95,940, $21,170, $10,143, $49,830, and $27,530, respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge.

(6)	$25,125 of this amount represents an additional payment to Mr. McGeorge pursuant to the Company’s relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. Half of the stock option grants made in 2001 to key executives of the Company, including the named executive officers, are performance-based options. Those options vest during the first four years from the date of grant only if the Company’s stock price has appreciated 78% from the option price. Thereafter, those options vest if the Company’s stock price has achieved a minimum of a 15% appreciation per annum or 208% appreciation, whichever is less. If not earlier vested, the performance-based options vest nine years and six months after the date of grant. The following table shows option grants in fiscal year 2001 to the named executive officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted (1)(#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	0%	5%	10%

Joseph A. Pichler	200,000	3.45%	$24.43	5/10/2011	$0	$3,072,779	$7,787,026
David B. Dillon	70,000	1.21%	$24.43	5/10/2011	$0	$1,075,473	$2,725,459
W. Rodney McMullen	50,000	0.86%	$24.43	5/10/2011	$0	$768,195	$1,946,756
Michael S. Heschel	30,000	0.52%	$24.43	5/10/2011	$0	$460,917	$1,168,054
Don W. McGeorge	50,000	0.86%	$24.43	5/10/2011	$0	$768,195	$1,946,756

(1)
No SARs were granted or outstanding during the fiscal year. Half of these options vest in equal number of shares on the five annual anniversary dates of the date of grant. The other half vest as described above this chart. The options terminate in 10 years if not earlier exercised or terminated.

The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES

The following table shows information concerning the exercise of stock options during fiscal year 2001 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at F/Y End (1) (#)	Value of Unexercised In-the-Money Options/SARs at F/Y End (1) ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Joseph A. Pichler	40,000	$702,800	739,000/739,000	$8,029,555/$1,182,870
David B. Dillon	112,000	$2,243,420	422,000/380,000	$4,401,152/$695,175
W. Rodney McMullen	40,000	$811,100	340,000/270,000	$3,643,218/$501,475
Michael S. Heschel	19,334	$295,574	115,000/239,000	$611,426/$498,030
Don W. McGeorge	42,000	$859,189	274,900/264,100	$2,524,985/$525,215

(1)	No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT

The Company’s compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

•	be competitive in total compensation;

•	include, as part of total compensation, opportunities for equity ownership;

•	use incentives that offer more than competitive compensation when the Company achieves superior results;

•	base incentive payments on earnings before interest, taxes, depreciation, amortization, LIFO charges and one-time items (‘‘EBITDA’’) and on sales results.

Accordingly, the Company’s compensation plans include grants of stock options for executive, management, and some hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer’s level within Kroger, and the level of past awards of stock options and restricted stock to the individual.

The 1999 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1999, authorized the issuance of 20,000,000 shares of common stock. During 2001, Kroger granted 6,056,000 stock options to approximately 11,000 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years considering the effect of the merger of Kroger and Fred Meyer, Inc. in 1999. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, because of the direct relationship between value received by the optionee and shareholder return.

From time to time, the Company also awards restricted stock as part of equity compensation. These awards typically are made to encourage the achievement of targeted goals, e.g. the cost savings projected from merger synergies; to attract and retain key executives; and to recognize extraordinary performance.

The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITDA targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITDA and sales performance.

The Committee establishes salaries for executive officers that generally are at or above the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if sales and EBITDA goals are realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. In each of the last several years, the Compensation Committee has engaged one or both of two outside consultants, Towers Perrin and SCA Consulting, Inc., to determine whether the compensation of executive officers actually met this compensation philosophy. Based on surveys and other work of the consultants, the Committee believes that the compensation of the executive officers meets the Committee’s objectives.

The Company’s performance in 2001 is reflected by bonuses paid for all executive officers. Excluding Mr. Covert, executive officers earned 30.01% of their bonus potentials. Mr. Covert earned 51.01% of his bonus potential, as his bonus plan is based on the performance of the manufacturing group’s operation in addition to the Company’s as a whole.

The compensation of Kroger’s Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler’s variable compensation or bonus for the last fiscal year, which represented 30.01% of his bonus potential, reflects the extent to which the Company achieved the EBITDA and sales targets that were established by the Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company’s performance in the stock market.

Mr. Pichler is party to an employment contract with the Company that is more particularly described elsewhere in the proxy statement under the section entitled “Employment Contracts.” (See p. 20). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above. The Company also has entered into employment agreements with three other executive officers, David B. Dillon, W. Rodney McMullen and Don W. McGeorge. These agreements establish compensation at current levels and are described more fully in the “Employment Contracts” section of this proxy statement. In connection with the new agreements for the three executive officers, the Committee approved awards of 100,000 shares of restricted stock to each. Those shares awarded in fiscal 2001 are reflected in the Summary Compensation Table shown elsewhere in this proxy statement.

The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1999 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service’s regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:

John T. LaMacchia, Chair
Bruce Karatz, Vice Chair
John L. Clendenin
Thomas H. O’Leary
Bobby S. Shackouls

P E R F O R M A N C E    G R A P H

Set forth below is a line graph comparing the five-year cumulative total shareholder return on the Company’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor’s 500 Stock Index and the Peer Group comprised of major food companies:

Prior to fiscal year 1999, the Company’s fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company’s fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.

*	Total assumes $100 invested on December 29, 1996, in The Kroger Co., S&P 500 Index, and major food companies (the “Peer Group”), with reinvestment of dividends.

**
The Peer Group consists of Albertson’s, Inc., American Stores Company, Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson’s, Inc. on June 23, 1999. As a result, Vons, Giant Food, and American Stores are excluded from this performance graph beginning with the year of their acquisition.

The Company’s peer group is composed of major food companies with which the Company competes.

Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

COMPENSATION PURSUANT TO PLANS

The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN

The Company adopted The Kroger Co. Employee Protection Plan (‘‘KEPP’’) during fiscal 1988 and renewed the plan in 1993 and in 1998. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company-paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2003 unless renewed by the Board of Directors.

PENSION PLAN

The Company maintains The Kroger Consolidated Retirement Benefit Plan (the ‘‘Plan’’) that is the surviving defined benefit plan upon the merger of its other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula under which the Company credits five percent of eligible compensation (up to the limit provided under the Internal Revenue Code) with interest, to the accounts of recent and future participants. For other participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1 1/2 times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving Excess Benefit Plan upon the merger of its other excess benefit plans. The following table gives an example of annual retirement benefits payable on a straight-life basis under the Plan applicable to the named executive officers.

	Years of Service
Five Year Average Remuneration	15	20	25	30	35	40
$150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

Remuneration earned by Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge in 2001, which was covered by the Plan, was $2,090,415, $1,135,237, $1,000,454, $905,851, and $905,851, respectively. As of February 2, 2002, they had 21, 26, 16, 10 and 22 years of credited service, respectively, under the Plan’s formulas.

DILLON PROFIT SHARING PLAN

Dillon Companies, Inc. maintains the Dillon Employees’ Profit Sharing Plan. Joseph A. Pichler and David B. Dillon, respectively, have seven and 20 years of credited service in the Profit Sharing Plan and the Dillon Pension Plan formula mentioned in the preceding section, but no further credited service will be accrued for them under those plans.

Under the Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee’s total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees’ termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. Under the Dillon Pension Plan formula, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).

The following table shows the estimated annual pension payable upon retirement to persons covered by the Dillon Pension Plan formula. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan formula, and participants are entitled to the greater of the two. The table does not reflect benefits payable under the Dillon Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits.

Average Compensation	Years of Service
	15	20	25	30	35	40
$150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS

The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler’s employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler’s salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler’s termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

The Company has entered into an employment agreement with Mr. Dillon. During the five-year period of the agreement, the Company agrees to pay Mr. Dillon no less than his current base salary of $660,000 per year, with a bonus potential of not less than his current $720,000 target. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. Dillon’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. Dillon will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. Mr. Dillon’s employment agreement contains a covenant not to compete with the Company.

The Company has entered into an employment agreement with Mr. McMullen. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McMullen no less than his current base salary of $605,000 per year, with a bonus potential of not less than his current $600,000 target. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McMullen’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McMullen will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. Mr. McMullen’s employment agreement contains a covenant not to compete with the Company.

The Company has entered into an employment agreement with Mr. McGeorge. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McGeorge no less than his current base salary of $550,000 per year, with a bonus potential of not less than his current $540,000 target. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McGeorge’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McGeorge will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. Mr. McGeorge’s employment agreement contains a covenant not to compete with the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 11, 2002, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company’s common stock as follows:

Name	Amount and Nature of Beneficial Ownership
Reuben V. Anderson	35,600	(1)
Robert D. Beyer	4,812	(2)
John L. Clendenin	35,600	(3)
David B. Dillon	1,240,789	(4)(5)(6)
Michael S. Heschel	226,052	(4)(6)
Bruce Karatz	8,706	(2)
John T. LaMacchia	40,600	(1)
David B. Lewis	0
Edward M. Liddy	25,200	(7)
Don W. McGeorge	518,835	(4)(6)(8)
W. Rodney McMullen	559,221	(4)(6)
Clyde R. Moore	9,600	(3)
Thomas H. O’Leary	35,600	(1)
Katherine D. Ortega	37,956	(1)
Joseph A. Pichler	2,044,806	(4)(6)(9)
Steven R. Rogel	17,028	(2)
Bobby S. Shackouls	4,000	(2)
Directors and Executive Officers as a group (including those named above)	7,269,513	(4)(6)(10)(11)

(1)	This amount includes 31,600 shares that represent options exercisable on or before May 10, 2002.

(2)	This amount includes 2,000 shares that represent options exercisable on or before May 10, 2002.

(3)	This amount includes 7,600 shares that represent options exercisable on or before May 10, 2002.

(4)
This amount includes shares that represent options exercisable on or before May 10, 2002, in the following amounts: Mr. Dillon, 471,000; Mr. Heschel, 147,500; Mr. McGeorge, 309,400; Mr. McMullen, 376,000; Mr. Pichler, 829,000; and all directors and executive officers as a group, 4,136,416.

(5)	This amount includes 225,875 shares owned by Mr. Dillon’s wife and children, and 54,024 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(6)	The fractional interest resulting from allocations under Kroger’s 401(k) plan has been rounded to the nearest whole number.

(7)	This amount includes 15,600 shares that represent options exercisable on or before May 10, 2002.

(8)	This amount includes 10,063 shares and 2,560 options owned by Mr. McGeorge’s wife (options exercisable on or before May 10, 2002).

(9)	This amount includes 35,450 shares owned by Mr. Pichler’s wife and children. Mr. Pichler disclaims beneficial ownership of these shares.

(10)
The figure shown includes an aggregate of 12,998 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(11)	No director or officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 0.9% of the common stock of the Company.

As of March 11, 2002, the following persons reported beneficial ownership of the Company’s common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class

AXA Financial, Inc.	370, rue Saint Honore	40,486,253		5.1%
	75001 Paris, France
The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	70,219,202	(1)	8.8%

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 2001 all filing requirements applicable to its officers, directors and 10% beneficial owners were timely satisfied, with two exceptions. Mr. Don McGeorge filed a Form 5 reporting the exercise during the year by his spouse (a former employee of the Company) of 25,053 stock options and the sale of the underlying stock, that inadvertently was not reported on a prior Form 4 during 2001. Mr. J. Michael Schlotman was eight days late in filing a Form 4 reporting the exercise of 12,500 stock options and the sale of the underlying stock.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee performs this work under the guidance of a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2002. The complete text of the revised charter is reproduced in the appendix to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that is necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held four meetings during fiscal year 2001. At each meeting, the Audit Committee met with the Company’s internal auditor and PricewaterhouseCoopers LLP, in each case without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent public accountants, PricewaterhouseCoopers LLP. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, ‘‘Communication With Audit Committees.’’

With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Audit Committee has reviewed and approved all management consulting services provided to the Company by PricewaterhouseCoopers LLP, in excess of $100,000, in advance of such services being performed. Effective with fiscal 2002, no such services will be performed without the prior approval of the Audit Committee for amounts in excess of $25,000. This review and approval process has been a practice of the Audit Committee since 1980. The Company’s independent public accountants did not perform any internal audit service or design or implement any financial information system.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 2, 2002, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

Katherine D. Ortega, Chair
Bobby S. Shackouls, Vice Chair
Reuben V. Anderson
Clyde R. Moore
David B. Lewis

Neither the foregoing Audit Committee Report nor the attached Audit Committee charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

APPROVAL OF THE 2002 LONG-TERM INCENTIVE PLAN
(ITEM NO. 2)

The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 2002 Long-Term Incentive Plan (“Plan”) for which a maximum of 20,000,000 shares were reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to align their interests with those of the shareholders of the Company. If approved, the Plan will be effective as of June 27, 2002.

In 1988, the Company instituted a broad-based stock option program designed to motivate employees at all levels of the organization. In 2001, as part of that program, the stock option committee made grants of stock options to approximately 11,000 employees. This program continues to align the interests of employees and shareholders, as stock appreciation will benefit both non-employee shareholders and employees. The 2002 Long-Term Incentive Plan will maintain this critical relationship of compensation to shareholder value.

The stock option committee intends to continue to impose performance criteria on the vesting of a portion of the stock options granted to approximately 150 of the most senior executives. Performance-based options typically comprise half of the grant made to these individuals. We expect that for 2002 these options will vest during the first four years from the date of the grant only if the Company’s stock price has achieved a 55% appreciation from the option price. Thereafter, it is expected that the options will vest if the Company’s stock price has achieved a minimum of a 13% appreciation per annum or 185% appreciation, whichever is less. The performance-based options will vest nine years and six months after the date of the grant if not earlier vested. The other half of the options granted to these individuals are expected to vest in equal installments over five years from the date of grant. The stock option committee intends to consider these same limitations and other alternatives for future grants.

DESCRIPTION OF THE PLAN

General.    The Plan consists of two separate programs; the Insider Program and the Non-Insider Program. Officers and directors of the Company subject to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. Currently, 32 employees and directors are eligible to participate in the Insider Program and the remaining approximately 288,000 employees of the Company are eligible to participate in the Non-Insider Program.

Administration.    The Insider Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be those members of the Compensation Committee of the Board of Directors who qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Non-Insider Program will be administered by a committee appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the “Committee.”

The Committee is authorized to grant nonstatutory stock options and to award restricted stock to participants under the Insider Program and the Non-Insider Program. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written agreement with the participant.

In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee will be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner which they believed to be in the best interest of the Company.

The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which the common stock is listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on April 12, 2012. Termination of the Plan will have no effect on the validity of any options or restricted stock outstanding on the date of termination. Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

Shares Subject to Grant.    Under the Plan up to 20,000,000 authorized but unissued or reacquired shares of common stock may be issued upon the exercise of nonstatutory stock options and as restricted stock. In no event may any participant receive awards and grants totaling more than 2,000,000 shares of common stock in the aggregate under the Plan.

If an option expires, or if restricted stock is not issued or is forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

Stock Options.    Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of common stock, a term of not more than 10 years after the date of grant, and generally may not be exercised before six months from the date of grant. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants generally have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one grant of options.

The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common stock, valued at its fair market value on the date of exercise, or by a combination of both cash and common stock.

Restricted Stock.    The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of performance goals. Performance goals may be established by the Committee and may be based on earnings or earnings growth; sales; return on assets, equity or investment; total shareholder return; regulatory compliance; satisfactory internal or external audits; improvements of financial ratings; achievement of balance sheet or income statement objectives; or any other objective goals established by the Committee and may be absolute in terms or measured against or in relation to other companies comparably, or otherwise situated to the Company. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and receive dividends. The maximum number of shares of restricted stock that can be issued under the Plan is 2,000,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Nonstatutory Stock Options.    A grantee will not recognize income on the grant of a nonstatutory stock option but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture.

In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax reporting requirements.

Restricted Stock.    The recipient of restricted stock is not required to include the value of these shares in ordinary income until the first time the grantee’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company’s taxable year which includes the last day of the grantee’s taxable year in which the grantee recognizes the income, provided the Company satisfies certain federal income tax reporting requirements.

General.    The rules governing the tax treatment of options and restricted stock and stock acquired upon the exercise of options are quite technical. The above description of tax consequences necessarily is general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

Tax Deductibility Cap.    Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The Committee currently intends to structure grants and awards made under the Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m).

NEW PLAN BENEFITS

Name and Position(1)	2002 Long-Term Incentive Plan
	Dollar Value	Number of Units
All Groups	(1)	(1)

(1)	Awards, values and benefits are not determinable for any Group.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under existing stock option plans.

	(a)		(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	64,055,137	(1)	$15.2341	8,770,752

Equity compensation plans not approved by security holders	89,860		$4.6421	0

Total	64,144,997	(1)	$15.2193	8,770,752

The Securities to be issued under plans not approved by shareholders relate to options issued under the Company’s 1987 Stock Option Plan and 1988 Stock Option Plan. These plans provided for the issuance of nonqualified stock options and restricted stock to employees of the Company. Both plans expired 10 years after adoption. Although outstanding options continue to be exercisable in accordance with their terms, no additional options may be issued from those plans.

(1)
This amount includes 4,328,740 warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

SELECTION OF AUDITORS
(ITEM NO. 3)

The Board of Directors, on April 12, 2002, appointed the firm of PricewaterhouseCoopers LLP as Company auditors for 2002, subject to ratification by shareholders. This appointment was recommended by the Company’s Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:

“RESOLVED, That the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Company auditors for 2002 be, and it hereby is, ratified.”

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

Disclosure Of Auditor Fees

The following is a description of the fees billed to Kroger by PricewaterhouseCoopers LLP during the fiscal year ended February 2, 2002:

Audit Fees:    Audit fees paid by the Company to PricewaterhouseCoopers LLP in connection with PricewaterhouseCoopers LLP’s review and audit of the Company’s annual financial statements for the year ended February 2, 2002, and PricewaterhouseCoopers LLP’s review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q during the year ended February 2, 2002, totaled $1,216,627.

Financial Information Systems Design and Implementation Fees:    The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended February 2, 2002.

All Other Fees:    Fees billed to the Company by PricewaterhouseCoopers LLP during the year ended February 2, 2002, for all other services were $1,907,069. These were categorized as follows:

Other Audit and Audit-Related Services:    Other audit and audit-related services were services performed by PricewaterhouseCoopers LLP that were closely related to the performance of the audit and, in many cases, could only be provided by our external auditors. Such services included comfort letters and consents related to SEC registration statements, audits of the Company’s benefit plans, agreed-upon procedures, and consultation on accounting matters. The aggregate fees billed for these services totaled $1,442,271.

Tax-Related Services:    The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for tax- related services totaled $464,798.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of those services rendered by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

SHAREHOLDER PROPOSAL
(ITEM NO. 4)

The Company has been notified by The Teamster Affiliates Pension Plan, 25 Louisiana Avenue, N.W., Washington, DC 2001, the beneficial owner of 112,700 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

RESOLVED:    That the stockholders of The Kroger Company (‘‘Kroger’’ or ‘‘the Company’’) urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director election. The Board’s declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT:    Kroger’s Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the Board each year.

This is the fourth year in a row that shareholders have brought a proposal on annual election of directors before fellow shareholders at the annual meetings. In each of the past three years, a majority of the shares voting on the proposal, voted FOR declassification. In 2000 and 2001, more than 60% of shares cast on the proposal voted to declassify their company’s Board of Directors. Although a majority of the shares voted on the Proposal favored adoption, the Board has not taken steps to implement the Proposal.

Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is ensured through director re-elections.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Kroger’s Board and introduce new perspectives.

In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year.

Shareholders at many companies are voting to declassify their board of director elections. This past year, the Investor Responsibility Research Center reports that shareholder proposals to declassify boards received an average vote of 52.6% for the proposal. By adopting annual elections, Kroger can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives. In 2001, Institutional Shareholder Services recommended that its clients withhold votes for the incumbent directors at Kodak for failure to implement an annually elected board.

By adopting annual elections, Kroger can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

We urge you to vote YES for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

On three occasions the shareholders have adopted a proposal requesting the Board of Directors to take those steps necessary to provide for the annual election of all directors. Following each occasion, the Corporate Governance Committee or the Board consulted with outside advisors to determine the appropriate course of action in light of the shareholder resolutions, the Board’s determination to act in the best interest of shareholders, and the structural framework provided by the Company’s regulations. The Board determined that it is in the best interests of shareholders and other affected constituents to retain the current classified Board structure, and has determined that no action should be taken.

Continuity and Experience.    The Board of Directors believes that the classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This should permit more effective long-term strategic planning in the use of Company resources. The Board believes that continuity and quality of leadership that results from the classified Board can create long-term value for the shareholders.

Order.    A classified Board reduces the possibility of a sudden or surprise change in majority control of the Board. It also has the effect, in tandem with the warrant dividend plan adopted in 1986 and extended for 10 years in 1996, of impeding disruptive and inequitable tactics that have become relatively common corporate takeover practices. Without the classified board, a third party could circumvent the beneficial effects of the warrant dividend plan.

Value Protection.    In the event of a hostile takeover attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a potential transaction that is in the best interest of shareholders and other affected constituencies.

Independence.    Classified boards often are challenged based on the perceived adverse impact they have on director independence. The three-year term afforded by Kroger’s classified structure can enhance the independence of non-management directors. The longer term reduces management’s ability to pressure directors.

Accountability.    Directors elected for staggered terms are no less accountable or responsive to shareholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, shareholders continue to enjoy a significant opportunity to express their views regarding the Board’s performance and to influence the Board’s composition.

Shareholder Action.    The regulations governing the conduct of Kroger’s business provide that the Board is to be elected in three separate classes. The shareholders adopted the current regulations in 1986, and only the shareholders can amend the regulations. The Board of Directors cannot amend the regulations. No shareholder ever has proposed an amendment to the regulations to change the manner in which directors are elected, which amendment would be required in order to declassify the Board.

EFFECT OF ADOPTION

If approved, this proposal will serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board, but it will not declassify the board. Implementation of the proposal would require the modification of Kroger’s regulations regarding the terms of directors. In accordance with amendments to the regulations approved by Kroger shareholders in 1986, the necessary modification of the regulations to implement annual election of all Board members requires the favorable vote at a subsequent shareholders’ meeting of the holders of at least 75% of the then-outstanding shares of voting stock of Kroger.

SHAREHOLDER PROPOSAL
(ITEM NO. 5)

The Company has been notified by Walden/BBT Domestic Social Index Fund, 40 Court Street, Boston, Massachusetts 02108, the beneficial owner of 2,200 shares of Kroger common stock, along with five other co-sponsors whose names, addresses and holdings will be provided to any shareholder upon request, that it intends to propose the following resolution at the annual meeting:

LABEL GENETICALLY ENGINEERED FOOD
RESOLVED: Shareholders request that (unless long-term safety testing demonstrates that genetically engineered (GE) crops, organisms, or products thereof are not harmful to humans, animals, and the environment) the Board of Directors adopt a policy to identify and label (where feasible) all food products manufactured or sold by the company under the company’s brand names or private labels that may contain GE ingredients.

Supporting Statement

International markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	Many of Europe’s larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S retailers;

•	In the UK, three fast-food giants—McDonald’s, Burger King, and KFC—are eliminating GE soy and corn ingredients from their menus;

•	McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

•	Gerber Products Co. announced in July 1999 that it would not allow GE corn or soybeans in any of their baby foods;

•	Frito Lay, a division of PepsiCo, asked farmers that supply corn for Frito Lay chips to provide only non-genetically engineered corn;

•	Since fall of 2000, hundreds of millions of dollars may have been spent by food companies in recalling food containing GE corn not approved for human consumption;

•
Upon ratification by 50 countries, the Biosafety Protocol, signed by over 100 countries, will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled “may contain” GEOs, and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

•	For human health and environmental concerns, the European Union has proposed regulations to phase out by 2005 antibiotic-resistant marker genes, widely used to develop GE seeds;

•	Research has shown that Bt crops are building up Bt toxins in the soil, with unknown long-term effects on soil ecology;

•
The National Academy of Sciences report, Genetically Modified Pest-Protected Plants, recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000);

•	GE-crops grown for pharmaceutical purposes, including contraceptive effects, may contaminate other crops and soil and adversely effect human health;

•	Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

In the U.S., a long tradition of citizens’ “right to know” is expressed in laws requiring nutritional labeling of foods:

•	Focus groups conducted by the Food and Drug Administration in spring 2000 indicated strong public support for mandatory labeling;

•	Over a dozen polls in the U.S. show that about 70-93% of people surveyed want GE food to be labeled as such;

•	It is difficult for individuals to avoid GE-foods for religious or ethical reasons unless they are labeled;

•	The European Union, Japan, New Zealand, South Korea and Australia have passed regulations that require labeling of GE foods.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

A comparable proposal was submitted by the primary proponent at the annual meeting of shareholders in each of the last two years. Both times it was soundly defeated.

We share and actively support our customers’ interests in food safety. We also believe consumers have a right to relevant information about the food they buy so that they can make informed purchasing decisions. However, we are neither qualified nor entitled to establish food safety regulations and labeling requirements.

To date, the Food and Drug Administration, the Environmental Protection Agency, the U.S. Department of Agriculture, the World Health Organization, the American Medical Association, and the American Dietetic Association generally have endorsed the use of genetic modification and food biotechnology and stand firmly behind their safety. The FDA already requires labeling of genetically engineered foods if the food is significantly changed from its traditional form (for instance, if the nutritional content is altered), or if there is a potential health or safety effect (such as the presence of an allergen). We believe that the FDA’s regulations in this area are based on sound scientific principles and that the FDA possesses the best available safety and risk assessment procedures. Moreover, we believe that the FDA and other regulatory authorities charged with protecting the health and safety of the public and the environment, rather than a retailer like Kroger, are the proper entities to evaluate and make judgments about the sale and labeling of genetically engineered products. Kroger complies, and will continue in the future to comply, with all government food labeling regulations.

The proponents seem to suggest that unidentified recalls over the past two years in some way were required because ingredients were genetically engineered. In fact, proponents likely are referring to a recall undertaken by Kraft. That recall was not because of genetic modification, but because the corn had been approved only for animal feed but not for human food use.

This proposal is not practicable because Kroger would have serious difficulty determining what constitutes ‘‘genetically engineered crops, organisms, or products thereof.’’ FDA Commissioner Jane E. Henney, M.D. has stated that virtually all crops have been genetically modified through traditional plant breeding for more than 100 years. Even if we could determine what constituted “genetically engineered” ingredients, we believe it currently is impracticable for us to identify which of our private label products contain these ingredients. We understand that certain genetically engineered ingredients are so similar to their unmodified counterparts that they are virtually undetectable with current testing techniques. It would be impracticable (even if we had the testing capability) for our quality assurance operations to identify all genetically engineered foods in our private label products and to label them accordingly. Moreover, we do not believe we could require food manufacturers to test for and label genetically engineered ingredients that may be used in our private label products. Therefore, we do not believe it would be possible for Kroger to enforce the policy requested by the proposal.

We also understand that the use of genetic engineering with respect to certain staple foods (such as soybeans) is widespread in the U.S. Even when these foods are produced in unmodified form, under current practices they are combined with other genetically engineered foods during storage and distribution, making it extremely difficult, if not impossible, for us to obtain these staple foods, in an unmodified or uncombined form, in sufficient quantities for sale or processing of private label food products.

If we were to label all of our private label products as possibly, but not necessarily, containing genetically engineered ingredients, we would face additional problems. Labeling a product to say that it ‘‘may’’ contain genetically engineered ingredients would not advance the consumer’s ability to make an informed choice, would create confusion and likely would place Kroger’s products at a competitive disadvantage. Because other products would not be required to carry the same label information, consumers who are concerned about genetically engineered ingredients might choose a competing product which itself might contain genetically engineered ingredients but not be so labeled while the Kroger label product would be labeled as ‘‘possibly’’ containing genetically engineered ingredients even if it did not. Moreover, because private label products are intended generally to provide a lower-priced alternative to national brand items, they tend to follow the national brands regarding product specifications and in response to consumer trends. Kroger likely would face significant competitive harm if it were required to take a novel position in the market regarding the use and labeling of genetically engineered ingredients in its private label products.

Accordingly we believe that this proposal is impracticable and, even if it could be implemented, could put Kroger at a competitive disadvantage.

SHAREHOLDER PROPOSALS — 2003 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company’s proxy material relating to the Company’s annual meeting in June 2003 should be addressed to the Secretary of the Company and must be received at the Company’s executive offices not later than January 10, 2003. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2003 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before March 26, 2003.

Attached to this Proxy Statement is the Company’s 2001 Annual Report which includes a brief description of the Company’s business indicating its general scope and nature during 2001, together with the audited financial information contained in the Company’s 2001 report to the Securities and Exchange Commission on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. The Company’s SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By	order of the Board of Directors,

Pau	l W. Heldman, Secretary

Appendix

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.’s financial reporting and accounting practices. Consistent with this objective, the Audit Committee shall, following consultation with management, including counsel to the Company and the Vice President of Auditing, and the Company’s independent auditors, undertake on behalf of the full Board of Directors the reviews specified herein.

II.	Composition

The Audit Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee.

All members of the Audit Committee shall have a working knowledge of basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

III.	Meetings

The Audit Committee shall meet at least three times each year, or more frequently as circumstances dictate. To foster open communications, the Audit Committee will meet at least annually with the independent auditors and the Vice President of Auditing separately, without members of management present, to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.	Responsibilities And Duties

The Audit Committee shall:

1.	Review and assess annually, or more frequently as circumstances dictate, the adequacy of this Charter. Make recommendations to the Board of Directors to amend this Charter.

2.
Review the Company’s annual financial statements and any certification, report or opinion rendered by the Company’s independent auditors in connection with those financial statements prior to filing with a regulatory agency.

3.
Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company’s management or independent auditors.

4.
Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements and brought to the attention of the Audit Committee by the Company’s management or independent auditors.

5.
Review the performance of the independent auditors and make recommendations to the Board regarding the appointment or termination of the independent auditors. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select; evaluate; and, where appropriate, replace the independent auditors subject to ratification by the shareowners. The independent auditors are ultimately accountable to the Audit Committee and the entire Board of Directors for such auditor’s review of the financial statements and controls of the Company. The independent auditors will not perform any internal audit service or design or implement any financial information system.

6.
Review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company consistent with the Independence Standards Board Standard No. 1, regarding relationships and services which may affect the independence of the independent auditors.

7.
In consultation with management, the independent auditors and the internal auditors will review the reliability and integrity of the Company’s financial accounting policies and financial reporting processes and disclosure practices.

8.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

9.	Review annually the audit plans of both the internal auditor and the independent auditor.

10.	Review periodically any material audit findings and management’s responses.

11.	Review with the Company’s counsel any legal matter that could have a significant effect on the Company.

12.	Approve in advance all actuarial consulting services and management consulting services, in excess of $25,000, to be performed by the independent auditors.

The Audit Committee will consider any matters and issues that affect the safeguarding of assets, accuracy of financial statements and financial welfare of The Kroger Co. If circumstances warrant, the Audit Committee shall retain at the Company’s expense independent counsel, accountants or others for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate.

2001 Annual Report

FINANCIAL REPORT 2001

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The Company adopted the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, as of February 4, 2001. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company’s financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor’s and PricewaterhouseCoopers LLP’s recommendations concerning the Company’s system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of February 2, 2002, the Company’s system of internal control is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company’s code of corporate conduct which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

Joseph A. Pichler	J. Michael Schlotman
Chairman of the Board and	Group Vice President and
Chief Executive Officer	Chief Financial Officer

THE COMPANY

The Kroger Co. (the ‘‘Company’’) was founded in 1883 and incorporated in 1902. As of February 2, 2002, the Company was one of the largest grocery retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 288,000 full and part-time employees. The principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000.

STORES

As of February 2, 2002, the Company, directly or through subsidiaries, operated 2,418 supermarkets, most of which were leased. The Company’s current strategy of growth places an emphasis on self-development and ownership of store real estate. Supermarkets generally are operated under one of the Company’s three operating formats: combination food and drug stores (‘‘combo stores’’); multi-department stores; or price impact warehouse stores. The combo stores are the Company’s primary food store format. The combo stores are able to earn a return above our cost of capital by drawing customers from a 2 – 2 1/2 mile radius. The Company finds this format to be successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including ‘‘whole health’’ sections, pharmacies, pet centers and world-class perishables, such as fresh seafood and organic produce. The Company operates its stores under several banners that have strong local ties and brand equity.

In addition to supermarkets, the Company, directly or through subsidiaries, operated 789 convenience stores, 227 supermarket fuel centers, and 427 fine jewelry stores. Our subsidiaries owned and operated 694 of the convenience stores while 95 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items, general merchandise and, in most cases, sell gasoline.

MERCHANDISING AND MANUFACTURING

Corporate brand products play an important role in the Company’s merchandising strategy. Supermarket divisions typically stock approximately 7,500 private label items. The Company’s corporate brand products are produced and sold in three quality ‘‘tiers.’’ Private Selection is the premium quality brand designed to meet or beat the ‘‘gourmet’’ or ‘‘upscale’’ national or regional brands. The ‘‘banner brand’’ (Kroger, Ralphs, King Soopers, etc.), which represents the majority of our private label items, is designed to be equal to or better than the national brand and carries the ‘‘Try It, Like It, or Get the National Brand Free’’ guarantee. FMV (For Maximum Value) is the value brand, designed to deliver good quality at a very affordable price.

Approximately two-thirds of the corporate brand units sold are produced in one of the Company’s manufacturing plants; the remainder are produced to strict Company specifications by outside manufacturers. Management performs a ‘‘make or buy’’ analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 2, 2002, the Company, directly or through subsidiaries, operated 41 manufacturing plants. These plants consisted of 15 dairies, 11 deli or bakery plants, five grocery product plants, five ice cream or beverage plants, three meat plants, and two cheese plants.

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	February 2, 2002 (52 Weeks)	February 3, 2001 (53 Weeks)	January 29, 2000 (52 Weeks)	January 2, 1999 (53 Weeks)	December 27, 1997 (52 Weeks)
	(In millions, except per share amounts)
Sales	$50,098	$49,000	$45,352	$43,082	$33,927
Gross profit	13,700	13,196	12,036	11,019	8,459
Earnings before extraordinary loss	1,043	880	623	504	589
Extraordinary loss (net of income tax
benefit) (A)	—	(3)	(10)	(257)	(124)
Net earnings	1,043	877	613	247	465
Diluted earnings per share
Earnings before extraordinary loss	1.26	1.04	0.73	0.59	0.79
Extraordinary loss (A)	—	—	(0.01)	(0.30)	(0.16)
Net earnings	1.26	1.04	0.72	0.29	0.63
Total assets	19,087	18,179	17,846	16,604	11,718
Long-term obligations, including obligations
under capital leases	10,100	9,708	9,848	9,307	6,665
Shareowners’ equity	3,502	3,089	2,678	1,927	917
Cash dividends per common share	(B)	(B)	(B)	(B)	(B)

(A)	See Note 9 to Consolidated Financial Statements.

(B)	The Company is prohibited from paying cash dividends under the terms of its Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

COMMON STOCK PRICE RANGE
	2001		2000
Quarter	High	Low	High	Low
1st	$25.85	$21.16	$21.94	$14.06
2nd	$27.03	$23.10	$23.19	$17.94
3rd	$27.66	$22.70	$23.75	$19.88
4th	$25.94	$19.60	$27.94	$22.06

The number of shareowners of record of common stock as of April 24, 2002, was 54,124.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS COMBINATIONS

On May 27, 1999, Kroger issued 312 million shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer Inc., which operated stores primarily in the Western region of the United States. The merger was accounted for as a pooling of interest, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger and Fred Meyer for all years presented.

COMMON STOCK REPURCHASE PROGRAM

On January 29, 1997, we began repurchasing common stock in order to reduce dilution resulting from our employee stock option plans. These repurchases were made using the proceeds, including the tax benefit, from options exercised. The Board of Directors authorized further repurchases of up to $100 million of common stock in October 1997. On October 18, 1998, we rescinded the repurchase program as a result of execution of the merger agreement between Kroger and Fred Meyer. In December 1999, we began a new program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. In January 2000, the Board of Directors authorized an additional repurchase plan for up to $100 million of common stock. During fiscal 1999, we made open market purchases of approximately $4 million under the stock option program and $2 million under the $100 million program. On March 31, 2000, the Board of Directors authorized the repurchase of up to $750 million of Kroger common stock. This repurchase program replaced the $100 million program authorized in January 2000. During fiscal 2000, we made open market purchases of approximately $43 million under the stock option program and $539 million under the $750 million program. On March 1, 2001, the Board of Directors authorized the repurchase of an incremental $1 billion of Kroger common stock. This repurchase program was in addition to the $750 million stock buyback plan. During fiscal 2001, we made open market purchases of approximately $180 million under the stock option program and $209 million to complete the $750 million program. We also made open market purchases of $343 million under the $1 billion authorization. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds our cost of capital.

CAPITAL EXPENDITURES

Capital expenditures excluding acquisitions totaled $2.1 billion in 2001 compared to $1.6 billion in 2000 and $1.7 billion in 1999, most amounts were used to construct new stores. The table below shows our supermarket storing activity:

	2001	2000	1999
Beginning of year	2,354	2,288	2,191
Opened	59	59	100
Acquired	34	45	78
Closed	(29)	(38)	(81)

End of year	2,418	2,354	2,288

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 2001 compared to 2000 and 2000 compared to 1999. However, 2001 results are not directly comparable to 2000 results and 2000 results are not directly comparable to 1999 results due to a 53-week year in 2000 and acquisitions.

Sales

Total sales for the 52 weeks of 2001 were $50.1 billion compared to $49.0 billion for the 53 weeks of 2000 and $45.4 billion for the 52 weeks of 1999. These sales amounts represent annual increases of 2.2% in 2001 and 8.0% in 2000. Excluding sales from divested stores and adjusting for the estimated effect of a 53rd week of sales in 2000, annual increases would have been 4.2% in 2001 and 6.0% in 2000. The weak economy and competitive pressures affected total sales in 2001, while the 2000 increase resulted from strong store operations. Identical food store sales (stores in operation and not expanded or relocated for four full quarters) increased 0.9% in 2001 and 1.5% in 2000. Comparable food store sales, which include expansions and relocations, increased 1.5% in 2001 and 1.9% in 2000. Excluding sales at supermarket fuel centers, identical food store sales increased 0.4% and comparable food store sales increased 0.9% in 2001.

Gross Profit

Coordinated purchasing, category management, technology related efficiencies and increases in corporate brand sales have enabled us to increase our gross profit to 27.35% of sales in 2001, from 26.93% in 2000, and 26.54% in 1999. Excluding one-time expenses (described in “Merger-Related Costs and One-Time Expenses” below) and the effect of LIFO, gross profit as a percent of sales increased to 27.42% in 2001, from 26.99% in 2000 and 26.60% in 1999.

Operating, General and Administrative Expenses

Operating, general and administrate expenses as a percent of sales were 18.93% in 2001, 18.68% in 2000, and 18.36% in 1999. Excluding one-time expenses (described in “Merger-Related Costs and One-Time Expenses” below), operating, general and administrative expenses as a percent of sales were 18.65% in 2001, 18.46% in 2000 and 18.30% in 1999. These costs as a percent of sales increased due to higher health care and energy costs in 2001 and 2000. Credit card fees as a percent of sales also increased in 2001. These increased costs offset significant productivity gains at the store level.

EBITDA

Our bank credit facilities and the indentures underlying our publicly issued debt contain various restrictive covenants. Many of these covenants are based on earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items (‘‘EBITDA’’). The ability to generate EBITDA at levels sufficient to satisfy the requirements of these agreements is a key measure of our financial strength. We do not intend the presentation of EBITDA to be an alternative to any generally accepted accounting principle measure of performance. Presentation of EBITDA is based on the definition contained in our bank credit facilities. This may be a different definition than other companies use. We were in compliance with all EBITDA-based bank credit facility and indenture covenants on February 2, 2002.

EBITDA for 2001 increased 5.8% to $3,742 million from $3,536 million in 2000. EBITDA for 2000 increased 13.2% from $3,124 million in 1999, without adjusting for the extra week in 2000. These EBITDA increases were primarily due to economies of scale resulting from increased sales, efficiencies described in ‘‘Gross Profit’’ above, returns from capital investments and returns from recent acquisitions.

The following is a summary of the calculation of EBITDA for the 2001, 2000, and 1999 fiscal years:

	2001 (52 weeks)	2000 (53 weeks)	1999 (52 weeks)
	(In millions)
Earnings before tax expense	$1,711	$1,508	$1,102
Interest	648	675	637
Depreciation	973	907	847
Goodwill amortization	103	101	99
LIFO	23	(6)	(29)
One-time items included in merchandise costs	12	37	58
One-time items included in operating, general and administrative
expenses	140	108	27
Merger-related costs	4	15	383
Restructuring charges	37	—	—
Impairment charges	91	191	—

EBITDA	$3,742	$3,536	$3,124

Income Taxes

Our effective tax rate decreased to 39.1% in 2001 from 41.6% in 2000 and 43.5% in 1999. The decrease in the effective tax rate from 2000 to 2001 was due to the write-off of non-deductible goodwill in 2000 and a lower effective state income tax rate in 2001. The decrease from 1999 to 2000 was due primarily to the absence of non-deductible transaction costs in 2000.

Net Earnings

Net earnings and the effects of merger-related costs, one-time expenses and extraordinary losses for the three years ended February 2, 2002, were:

	2001 (52 weeks)	2000 (53 weeks)	1999 (52 weeks)
	(In millions)
Net earnings	$1,043	$877	$613
Extraordinary loss, net of income tax benefit	—	3	10

Earnings before extraordinary loss	1,043	880	623
Tax benefit due to effect of merger-related costs, one-time expenses, impairment charges, and restructuring charges	(110)	(101)	(142)
One-time expenses	152	145	85
Merger-related costs	4	15	383
Restructuring charges	37	—	—
Impairment charges	91	191	—

Earnings before extraordinary loss excluding merger-related costs, one-time expenses, impairment charges, and restructuring charges	$1,217	$1,130	$949

Diluted earnings per share before extraordinary loss	$1.26	$1.04	$0.73
Diluted earnings per share before extraordinary loss excluding merger-related costs, one-time expenses, impairment charges, and restructuring charges	$1.48	$1.34	$1.11

MERGER-RELATED COSTS AND ONE-TIME EXPENSES

We are continuing to implement our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, store closures and administration integration. Total pre-tax merger-related costs were $4 million in 2001, $15 million in 2000 and $383 million in 1999.

In addition to merger-related costs that are shown separately on the Consolidated Statement of Income, we incurred other pre-tax one-time expenses that are included in merchandise costs and operating, general and administrative expenses. One-time expenses in 2001 included $81 million of losses on energy purchase contracts and $20 million of lease liabilities related to store closings. Expenses in 2000 also included $67 million of lease liabilities for store closings. Remaining one-time expenses incurred during 2001 and 2000, and the 1999 expenses, were costs related to recent mergers.

During 2001 and 2000, we recorded pre-tax impairment charges of $91 million and $191 million, respectively. In 2000, we performed an impairment review due to new divisional leadership and updated profitability forecasts for 2000 and beyond. In 2001, we performed an impairment review due to recent investments by acquired companies in stores that did not perform as expected and updated profitability forecasts for 2002 and beyond. In both years we identified impairment losses for assets to be disposed of and assets to be held and used. In 2000, we also identified impairment losses for certain investments in former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased. The 2001 charge relates to locations that either had not opened, or had only recently opened, when the 2000 impairment review was performed. As a result, estimates of future operating performance for these locations were not determined at that time.

Kroger also recorded a pre-tax $37 million restructuring charge in 2001 primarily for severance agreements associated with its Strategic Growth Plan announced in December 2001.

The table below details all of our merger-related costs and one-time items:

	2001	2000	1999
	(In millions)
Merger-related costs	$4	$15	$383

One-time items related to mergers included in:
Merchandise costs	12	37	58
Operating, general and administrative	39	41	27
Other one-time items included in:
Operating, general and administrative—store closings	20	67	—
Operating, general and administrative—energy contracts	81	—	—

Total one-time items	152	145	85

Restructuring charges	37	—	—
Impairment charges	91	191	—

Total merger-related costs and other one-time items	$284	$351	$468

Please refer to footnotes 3, 4, 5 and 6 to the consolidated financial statements for more information on these items.

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. The significant accounting policies are summarized in footnote 1 to the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Workers’ Compensation Costs
We primarily are self-insured for costs related to workers’ compensation claims. Liabilities are recognized based on claims filed, and an estimate of claims incurred but not yet reported. These liabilities are actuarially determined on a discounted basis. We have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in such claims can impact amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how such claims ultimately are settled can impact ultimate costs. Although our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, such changes could have a considerable impact on future claim costs and currently recorded liabilities.

Asset Impairments
We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred, such as current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows utilizing current cash flow information and expected growth rates related to specific stores to the carrying value for those stores. If impairment is identified for long-lived assets other than real property, we compare discounted future cash flows to the asset’s current carrying value and record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment associated with closed stores, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of carrying value over estimated fair market value, reduced by estimated direct costs of disposal. Any reductions in the carrying value of assets resulting from the application of this policy are reflected in the income statement as “asset impairment charges.”

Goodwill
Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” became effective for Kroger on February 3, 2002. Adoption of this standard will change our method of accounting for goodwill, which totaled $3,594 million as of February 2, 2002. Goodwill no longer will be amortized and instead will be reviewed for impairment on an annual basis. Goodwill amortization expense totaled $103 million in 2001. Non-amortization of goodwill will improve fiscal 2002 net earnings by approximately $96 million.

We will review goodwill for impairment at the operating division level. Generally, fair value will represent a multiple of EBITDA, as defined above in “Results of Operations,” or discounted projected future cash flows and will be compared to the carrying value of a division for purposes of identifying potential impairment. If potential for impairment is identified, the fair value of a division will be measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment will be recognized for any excess of the carrying value of the division’s goodwill over the implied fair value.

The annual impairment review required by SFAS No. 142 requires extensive uses of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results.

We currently are performing our initial goodwill impairment review at the operating division level to determine the effect the adoption of this standard will have on our financial statements.

Store Closing Costs
We provide for closed store liabilities relating to the present value of the estimated remaining noncancelable lease payments after the anticipated closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining rent payments on closed stores. The closed store liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 25 years. As of February 2, 2002, closed store lease liabilities totaled $234 million. For stores we intend to sell, we actively market the stores to potential buyers. Stores held for disposal are reduced to their estimated net realizable value. The value of any equipment and leasehold improvements related to a closed store is reduced to reflect recoverable values. Although we estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the store expected to be closed is located, our previous efforts to dispose of similar assets and current economic conditions, the ultimate cost of disposition for these leases and related assets is affected by specific real estate markets, inflation rates, and general economic conditions.

Store closings generally are completed within one year after the decision to close. Adjustments to closed store liabilities primarily relate to changes in subtenants and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that such settlement is determined. Other costs related to closed store locations are reflected in the income statement as “operating, general and administrative” costs. Reductions in the carrying value of equipment and leasehold improvements related to a closed store are reflected in the income statement as “asset impairment charges” in accordance with our policy on asset impairments. Inventory write-downs, if any, in connection with store closings, are classified in “merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

Purchase commitments
From time to time, we enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. Upon entering into these commitments, and on a quarterly basis thereafter, we evaluate the company’s expectation to take delivery of and to utilize those resources in the conduct of our normal course of business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in our normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to utilize or take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

Benefit Plans
The determination of our obligation and expense for pension and other post-retirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in footnote 18 to the consolidated financial statements and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and healthcare costs. In accordance with generally accepted accounting principles, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions materially may affect our pension and other post-retirement obligations and our future expense. Footnote 18 to the consolidated financial statements discusses the impact of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

Inventories
Inventories are stated at the lower of cost (principally on a last-in, first-out, “LIFO”, basis) or market. In total, approximately 94% of inventories for 2001 and 2000 were valued using the LIFO method. Approximately 61% of inventories in 2001 were valued using the LIFO item-cost method and approximately 33% were valued using the LIFO retail method. We will evaluate the benefits of converting the remaining divisions to the item-cost method in the near future. Cost for the balance of the inventories is determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $340 million at February 2, 2002, and $319 million at February 3, 2001. We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of these counts to provide for estimated shortages as of the balance sheet date.

Revenue Recognition
Revenues from the sale of products are recognized at the point of sale of our products. Discounts provided to customers at the point of sale are recognized as a reduction in sales as the products are sold.

Merchandise Costs
Vendor rebates, credits and promotional allowances that relate to our buying and merchandising activities, including lump-sum payments associated with long-term contracts, are recorded as a component of merchandise costs as they are earned, in accordance with the underlying agreement.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Information

Cash from operations was $2,347 million in 2001 compared to $2,359 million in 2000 and $1,462 million in 1999. Increased earnings in 2001 were offset by increases in the use of cash for working capital. The increase in 2000 was due to an increase in earnings and our efforts to reduce net operating working capital and improve cash flow.

Cash used by investing activities was $1,965 million in 2001 compared to $1,601 million in 2000 and $1,724 million in 1999. The increase in 2001 was due to increased capital spending. The decrease in 2000 was primarily related to our storing activity and asset acquisitions. During 2001, 2000, and 1999 we had capital expenditures excluding acquisitions of $2,139 million, $1,623 million, and $1,691 million, respectively. We spent $103 million for acquisitions during 2001 compared to $67 million in 2000 and $230 million in 1999. We opened, acquired, expanded, or relocated 146 food stores in 2001, 150 food stores in 2000, and 197 food stores in 1999. During those same periods, we remodeled 99, 115, and 142 food stores, respectively.

Cash used by financing activities was $382 million in 2001 compared to $878 million in 2000. Financing activities provided cash of $280 million in 1999. The decrease in the use of cash in 2001 primarily was due to increased borrowings in 2001, offset by increased treasury stock purchases. The decrease in cash during 2000 was due to a decrease in the amount borrowed and an increase in the treasury shares purchased during 2000.

Debt Management

We have several lines of credit totaling approximately $3.5 billion. Borrowings of approximately $1.4 billion at February 2, 2002, primarily commercial paper borrowings, reduce the funds available under our lines of credit. In addition, we are a party to a $393 million synthetic lease credit facility at February 2, 2002, as further described below in “Factors Affecting Liquidity.”

Total debt, including both the current and long-term portions of capital leases, increased $302 million to $8.8 billion in 2001 and decreased $468 million to $8.5 billion in 2000. The increase in 2001 was due to an increase in capital spending, stock repurchase programs and working capital. The decrease in 2000 was due to the use of free cash flow to pay down outstanding debt balances. We purchased a portion of the debt issued by the lenders of some structured financings in an effort to reduce our effective interest expense. We also prefunded employee benefit costs of $270 million at year-end 2001, $208 million at year-end 2000, and $200 million at year-end 1999. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, our net total debt would have been $8.5 billion at year-end 2001, compared to $8.3 billion at year-end 2000 and $8.7 billion at year-end 1999.

In addition to the available credit mentioned above, as of February 2, 2002, we had available for issuance $1.25 billion of securities under a shelf registration statement filed with the Securities and Exchange Commission and declared effective on November 13, 2001.

Subsequent Events

On March 26, 2002, we issued $500 million, 6.75% Senior Notes due in 2012. We also entered into two pay variable interest rate swap agreements, with notional amounts totaling $500 million, expiring in 2012.

Factors Affecting Liquidity

We currently borrow on a daily basis approximately $700 to $900 million under our unrated commercial paper (“CP”) program. These borrowings are backed by our credit facilities, and reduce the amount we can borrow under the credit facilities. If our credit rating was to decline below its current level of BBB-/Baa3, the ability to borrow under the CP program could be adversely affected, causing us to have to borrow additional funds under the credit facilities. Borrowings under the credit facilities may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, because our CP program is unrated, we do not anticipate significant difficulties in continuing our CP program in the event of a downgrade of our rated debt.

Although our ability to borrow under the credit facilities is not affected by our credit rating, the interest cost on borrowings under the credit facilities would be affected not only by a decrease in our credit rating, but also a decrease in our Applicable Percentage Ratio (the ratio of consolidated EBITDA to consolidated total interest expense, as defined in the credit facilities). If our credit rating would be downgraded one level or if our Applicable Percentage Ratio were to decrease from 5.98 to 1, at February 2, 2002, to below 4.00 to 1, the cost of our borrowings under the credit facilities would increase at least 0.25%.

If our year-end 2001 net debt to consolidated EBITDA ratio of 2.34 to 1 were to be higher than 3.50 to 1, or our 2001 fixed charge coverage ratio (the ratio of consolidated EBITDA plus rent expense to consolidated interest expense plus rent expense) of 3.42 to 1 would fall below 1.70 to 1, we would be in default of our credit facilities.

The tables below illustrate our significant contractual and other commercial commitments as of year-end 2001 (in millions of dollars):

Contractual Obligations	2002	2003	2004	2005	2006	Thereafter	Total
Long-term debt	$410	$1,281	$290	$801	$960	$4,695	$8,437
Capital lease obligations, net of interest	26	24	23	23	23	292	411
Operating lease obligations	766	727	691	653	609	4,746	8,192
Construction commitments	246	—	—	—	—	—	246
Unconditional purchase obligations	379	138	104	100	86	6	813

	$1,827	$2,170	$1,108	$1,577	$1,678	$9,739	$18,099

Other Commercial Commitments
Credit facilities (1)	$—	$948	$—	$—	$420	$—	$1,368
Standby letters of credit	59	9	4	—	—	—	72
Guarantees of joint-venture debt	8	—	—	—	—	—	8
Synthetic lease guarantee (2)	—	393	—	—	—	—	393

	$67	$1,350	$4	$—	$420	$—	$1,841

(1)	These borrowings also are included in the long-term debt contractual obligation amounts
(2)	Estimated rent payments of approximately $13 million and $1 million in 2002 and 2003, respectively, are included in the operating lease contractual obligation amounts

Our unconditional purchase obligations include purchase commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. These purchase obligations also include management fees for certain facilities operated by third parties.

We maintain three bank credit facilities. The obligations under the $1,875 million Senior Credit Facility are guaranteed by Kroger and our “material subsidiaries” as defined in the facility. The revolving portion of the Senior Credit Facility is available for general corporate purposes, including the support of Fred Meyer’s commercial paper program. This agreement expires in February 2003. We also maintain an $812.5 million facility that expires in May 2006, and an $812.5 million 364-day facility that expires in May 2002. We currently are involved in negotiations to refinance the current 364-day facility and the $1,875 million Senior Credit Facility with new 364-day and five-year facilities in an aggregate amount not expected to exceed $2.2 billion. Unrated commercial paper borrowings of $799 million and borrowings under money market lines of $100 million at February 2, 2002, have been classified as long-term because we expect that these borrowings will be refinanced using the same type of securities. Additionally, we have the ability to refinance these borrowings on a long-term basis and have presented the amounts as outstanding under the credit facilities. Approximately $44 million of the standby letters of credit are backed by our credit facilities, reducing the borrowing capacity under the credit facilities. Refer to footnote 9 of the financial statements for further details of our debt obligations.

We also maintain in excess of $400 million of surety bonds related primarily to our self-insured insurance costs. These bonds are required by most states in which we are self-insured for workers’ compensation and general liability exposures, and are made with third-party insurance providers to insure payment of our insurance obligations in the event we are unable to make those payments. These bonds do not represent liabilities of Kroger, as we already have liabilities on our books for the insurance costs. However, we do pay annual maintenance fees to have these bonds in place. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of or access to such bonds. Although we do not believe such increased costs or decreased availability significantly would impact our ability to access these surety bonds, if this does become an issue, we likely would issue letters of credit against our credit facilities to meet the state bonding requirements. This could both increase our costs and decrease the funds available to us under our credit facilities.

Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and certain of its subsidiaries. See footnote 22 to the consolidated financial statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtedness, should these partnerships be unable to meet their obligations, totals approximately $8 million. Based on the covenants underlying this indebtedness as of February 2, 2002, it is unlikely that we will be responsible for repayment of these obligations.

We also are a party to a financing transaction related to 34 properties which were constructed for total costs of approximately $393 million. Under the terms of the financing transaction, which was structured as a synthetic lease, a special purpose trust owns the properties and leases them to subsidiaries of Kroger. The lease has a term of five years, which expires in February 2003. We pay a variable lease rate of approximately 3.3% at February 2, 2002.

The synthetic lease qualifies as an operating lease and the owner of the special purpose trust has made a substantive residual equity investment. The transaction, therefore, is accounted for off-balance sheet and the related costs are reported as rent expense. As of February 2, 2002, the assets and liabilities of the special purpose trust primarily were comprised of the properties and $379 million of bank debt used to fund the construction of the properties.

In connection with these financing transactions, we have made a residual value guarantee for the leased property equal to 85% of the financing, or $335 million. We believe the market values of the property subject to this financing exceeded the residual value guarantee at year-end 2001. We intend to reduce the synthetic lease facility by approximately $200 million in the first quarter 2002.

Financial Risk Management

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are intended to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments generally are offset by reciprocal changes in the value of the underlying exposure. The interest rate derivatives we use are straightforward instruments with liquid markets.

We limit our exposure to interest rates and changes in the fair value of our debt instruments primarily through the strategic use of variable and fixed rate debt, and interest rate swaps. Our current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, we use the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

During the third quarter 2001, we entered into interest rate swap agreements to manage our exposure to changes in the fair value of our fixed rate debt resulting from interest rate movements by effectively converting a portion of our debt from fixed to variable rates. Maturity dates of interest rate swap arrangements match those of the underlying debt. These agreements, which mature from 2003 to 2008, involve the exchange of fixed rate payments for variable rate payments without the exchange of the underlying principal amounts. Variable rates for our agreements are based on three-month U.S. dollar LIBOR and are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. The notional principal amounts of these interest rate swap arrangements were approximately $1.2 billion at February 2, 2002. These agreements are accounted for as fair value hedges.

Also during the third quarter of 2001, we entered into interest rate swap agreements to manage our exposure to cash flows resulting from potential increases in interest rates by effectively converting a portion of our debt from variable to fixed rates. These agreements, which mature in 2003 and 2004, involve the exchange of variable rate payments for fixed rate payments without the exchange of the underlying principal amounts. Variable rates for our agreements are based on three-month U.S. dollar LIBOR and are reset on a quarterly basis. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. The notional principal amounts of these interest rate swap arrangements were approximately $923 million at February 2, 2002. These agreements are accounted for as cash flow hedges.

Annually, we review with the Financial Policy Committee of our Board of Directors compliance with the guidelines. In addition, our internal auditors review compliance with these guidelines on at least an annual basis. The guidelines may change as our business needs dictate.

The table below provides information about our interest rate derivatives and underlying debt portfolio. The amount shown for each year represents the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rate debt is based on LIBOR using the forward yield curve as of February 2, 2002. The Fair-Value column includes the fair-value of those debt instruments for which it is reasonably possible to calculate a fair value and the fair value of our interest rate derivatives as of February 2, 2002. (Refer to footnotes 10 and 11 to the consolidated financial statements):

	Expected Year of Maturity
	2002	2003	2004	2005	2006	Thereafter	Total	Fair-Value
	(In millions)
Debt
Fixed rate	$(410)	$(333)	$(290)	$(801)	$(540)	$(4,695)	$(7,069)	$(6,829)
Average interest rate	7.55%	7.56%	7.48%	7.49%	7.44%	7.43%
Variable rate	$—	$(948)	$—	$—	$(420)	$—	$(1,368)	$(1,368)
Average interest rate	2.50%	4.49%	6.13%	6.73%	7.07%

*	It was not reasonably possible to calculate a fair value for $664 million of fixed rate debt.

	Average Notional Amounts Outstanding
	2002	2003	2004	2005	2006	Thereafter	Total	Fair-Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$923	$744	$117	$—	$—	$—	$923	$—
Average pay rate	3.14%	3.20%	3.57%
Average receive rate	1.92%	4.01%	5.86%
Fixed to variable	$1,173	$943	$923	$923	$802	$421	$1,173	$(18)
Average pay rate	5.06%	6.92%	8.74%	9.04%	9.27%	8.81%	8.04%
Average receive rate	7.46%	7.53%	7.54%	7.54%	7.45%	7.05%	7.47%
Interest rate collar	$300	$143	$—	$—	$ —	$—	$300	$(11)

The interest rate collar is reset based on the three month LIBOR with the following impact:

•	if the three month LIBOR is less than or equal to 4.10%, we pay 5.50% for that three month period;

•	if the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, we pay the actual interest rate for that three month period;

•	if the three month LIBOR is greater than 6.50% and less than 7.50%, we pay 6.50% for that three month period; and

•	if the three month LIBOR is greater than or equal to 7.50%, we pay the actual interest rate for that three month period.

Commodity Price Protection

We enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. We enter into such commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments in which we do not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

As more fully described below in “Recently Issued Accounting Standards,” we recorded a pre-tax loss of $81 million in the third quarter 2001 to accrue liabilities for the estimated fair values of energy contracts that no longer qualified for the normal purchases and normal sales exception. As of February 2, 2002, these liabilities totaled $78 million.

IMPACT OF INFLATION

While management believes that some portion of the increase in sales is due to inflation, it is difficult to segregate and to measure the effects of inflation because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. We believe there was overall inflation in retail prices. We experienced deflation in our costs of product of some commodities due to management’s success in obtaining synergies and the economies of scale resulting from recent mergers. In other commodities such as pharmacy and general merchandise, our costs of product increased. By attempting to control costs and efficiently utilize resources, we strive to minimize the effects of inflation on operations.

OTHER ISSUES

On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. We filed separate audited financial statements covering the transition period from January 3, 1999, to January 30, 1999, on a Current Report on Form 8-K dated May 10, 1999. These financial statements included Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period we had sales of $2,160 million, costs and expenses of $2,135 million, and net earnings of $25 million.

We indirectly own a 50% interest in the entity that owns the Santee Dairy in Los Angeles, California, and have a product supply agreement with Santee that requires us to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/Food 4 Less, Santee became excess capacity and a duplicate facility. The joint venture is managed independently and has a board comprised of an equal number of members from each partner, plus one independent member. When there is a split vote, this member generally votes with the other partner.

RECENTLY   ISSUED ACCOUNTING   STANDARDS

Statement of Financial Accounting Standards (“SFAS”) No. 133, ‘‘Accounting for Derivative Instruments and Hedging Activities,’’ as amended by SFAS No. 137, ‘‘Accounting for Derivative Instruments and Hedging Activities —Deferral of the Effective Date of FASB Statement No. 133,’’ and SFAS No. 138, ‘‘Accounting for Certain Derivative Instruments and Certain Hedging Activities,’’ became effective for Kroger as of February 4, 2001. SFAS No. 133, as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. Initial adoption of this new accounting standard resulted in Kroger recording a liability of $9 million, with a corresponding charge recorded as other comprehensive loss, net of income tax effects.

In accordance with SFAS No. 133, derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of related tax effects. The ineffective portion of the cash flow hedge, if any, is recognized in current-period earnings. Other comprehensive income is reclassified to current-period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with the corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current-period earnings.

We assess, both at inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, we discontinue hedge accounting prospectively.

As of February 2, 2002, we maintain four interest rate swaps and one interest rate collar designated as cash flow hedges of variable rate debt. A liability totaling $11 million has been recorded for these instruments. We also have recorded a liability of $42 million related to a cash flow hedge of electricity purchases, as more fully described below. Hedge ineffectiveness was not material for these instruments during 2001. Corresponding charges were recorded as other comprehensive loss, net of income tax effects. In addition, we maintain five interest rate swaps designated as fair value hedges of fixed rate debt. As of February 2, 2002, a liability totaling $18 million has been recorded to reflect the fair value of these swaps, offset by an asset for the same amount to reflect the impact of the change in interest rates on the fair value of the debt.

During March through May 2001, Kroger entered into four separate commitments to purchase electricity from one of our utility suppliers in southern California. At the inception of these contracts, forecasted electricity usage, which was estimated primarily based on historical energy usage, indicated that it was probable that all of the electricity would be utilized in our operations. We, therefore, accounted for the contracts in accordance with the normal purchases and normal sales exception under SFAS No. 133, as amended, and no amounts were recorded in the financial statements related to these purchase commitments.

During the third quarter 2001, we reassessed our projected electricity requirements in southern California. Due primarily to energy conservation programs initiated by Kroger in the latter half of 2001, we determined that we no longer needed all of the electricity that we had committed to purchase. As a result one of the contracts and a portion of a second contract were deemed to exceed expected electricity usage, thereby eliminating the normal purchases and normal sales exception under SFAS No. 133 for those contracts, and requiring the fair value of the contracts to be recorded currently in earnings. These contracts will continue to be marked-to-market through current earnings each quarter. Accordingly, we recorded a pre-tax third quarter charge of $81 million to accrue liabilities for the estimated fair value of these contracts through December 2006. These liabilities totaled $78 million as of February 2, 2002. The remaining portion of the second contract has been re-designated as a cash flow hedge of future purchases. The other two purchase commitments continue to qualify for the normal purchases and normal sales exception under SFAS No. 133.

A tabular summary of our interest rate swaps and energy purchase commitments that are included in the financial statements is included in footnote 20 to the consolidated financial statements.

SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” were issued by the Financial Accounting Standards Board (“FASB”) in late June of 2001. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and SFAS No. 142 became effective for Kroger on February 3, 2002. Goodwill no longer will be amortized and instead will be reviewed for impairment on an annual basis. We estimate that non-amortization of goodwill will improve fiscal 2002 net earnings by approximately $96 million.

Kroger currently is performing its initial goodwill impairment review at the operating division level to determine the effect the adoption of this standard will have on our financial statements.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. SFAS No. 143 became effective for Kroger on February 2, 2003. We currently are analyzing the effect this standard will have on our financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued by the FASB in August of 2001. SFAS No. 144 became effective for Kroger on February 3, 2002. We expect the adoption of this standard will not have a material effect on our financial statements.

Emerging Issues Task Force (EITF) Issue Nos. 00-22, “Accounting for “Points” and Certain Other Time-Based or Volume-Based Sales and Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future,” and 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” became effective for Kroger beginning in the first quarter of 2002. These issues address the appropriate accounting for certain vendor contracts and loyalty programs. We continue to assess the effect these new standards will have on the financial statements. We expect the adoption of these standards will not have a material effect on our financial statements.

OUTLOOK

This analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected growth in earnings per share (“EPS”); working capital reduction; a decline in our net total debt-to-EBITDA ratio; our ability to generate free cash flow; and our strategic growth plan, and are indicated by words or phrases such as “comfortable,” “committed,” “expects,” “goal,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve annual EPS growth goals will be affected primarily by pricing and promotional activities of existing and new competitors, including non-traditional food retailers, our responses to these actions intended to increase market share, and the success of our Strategic Growth Plan announced in December 2001. In addition, Kroger’s EPS growth goals could be affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to obtain sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. Our ability to reduce our net total debt-to-EBITDA ratio could be adversely affected by: our ability to generate sales growth and free cash flow; interest rate fluctuations and other changes in capital market conditions; Kroger’s stock repurchase activity; unexpected increases in the cost of capital expenditures; acquisitions; and other factors. The results of our Strategic Growth Plan and our ability to generate free cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations. In addition, the timing of the execution of the plan could adversely impact our EPS and sales results.

Statements elsewhere in this report and below, as well as pages one through five of the accompanying proxy statement, regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially from those statements. Our forward-looking statements are based on the following assumptions, among others, and if these assumptions prove to be incorrect, our actual results may be adversely affected:

•
We expect to reduce net operating working capital as compared to the third quarter of 1999 by $500 million by the end of the third quarter 2004. We define net operating working capital as current operating assets, before LIFO credit, less current operating liabilities. We do not intend the presentation of net operating working capital to be an alternative to any generally accepted accounting principle measure of performance. Rather we believe this presentation is relevant to an assessment of our operating financial performance for working capital. As of the end of fiscal 2001, net operating working capital has increased $143 million, compared to the fourth quarter of 2000, but decreased $175 million compared to the fourth quarter of 1999. A calculation of net operating working capital based on our definition as of the fourth quarter 2001, the fourth quarter 2000 and the fourth quarter of 1999 is provided in the following table:

	Fourth Quarter 2001	Fourth Quarter 2000	Fourth Quarter 1999
		(In millions)
Cash	$161	$161	$281
Receivables	679	687	635
FIFO inventory	4,518	4,382	4,260
Operating prepaid and other assets	488	410	495
Accounts payable	(3,005)	(3,009)	(2,804)
Operating accrued liabilities	(1,923)	(1,918)	(1,844)
Prepaid VEBA	(270)	(208)	(200)

Net working capital	$648	$505	$823

•
We obtain sales growth from new square footage, as well as from increased productivity from existing locations. During the next two years, Kroger plans to increase square footage by 3.5% — 4.5% year over year. We expect combination stores to increase our sales per customer by including numerous specialty departments, such as pharmacies, natural food products, seafood shops, floral shops, bakeries and fuel centers. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants.

•
On December 11, 2001, Kroger outlined a Strategic Growth Plan that will support additional investment in core business to grow sales and increase market share. We intend to achieve identical supermarket store sales growth of 2% to 3% above product cost inflation and to reduce merchandising and operating, general and administrative costs by more than $500 million over the next two years. We expect approximately two-thirds of this reduction will be achieved by the end of fiscal 2002. As part of the plan to reduce operating, general and administrative costs, we have identified approximately 1,500 positions to be eliminated and have merged one division into two adjacent marketing areas.

As part of the plan, we have established a long-term, sustainable annual earnings-per-share (“EPS”) growth target of 13%-15%, before one-time items, beginning in fiscal 2004. For fiscal 2002 and 2003, we expect annual EPS growth of 10%-12%, before one-time items. We also estimate that adoption of SFAS No. 142 will improve fiscal 2002 net earnings by approximately $96 million beyond the expected growth rate of 10%-12%.

Kroger estimates free cash flow to be approximately $550-$650 million in fiscal 2002. The estimate reflects capital spending of $2.1 billion, which is consistent with prior plans, and a net working capital reduction of $100 million.

We believe the total cost of the Strategic Growth Plan will be approximately $75 million to $90 million pre-tax, a reduction of $10 million from our original estimate in December 2001. In the fourth quarter 2001, we recorded a pre-tax restructuring charge of $37 million primarily for severance agreements associated with this plan. Most of this severance will be paid in 2002.

•
Capital expenditures reflect our strategy of growth through expansion and acquisition as well as our emphasis on self-development and ownership of store real estate, and on logistics and technology improvements. The continued capital spending in technology focusing on improved store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, should reduce merchandising costs and operating, general and administrative expenses as a percent of sales. We expect our capital expenditures for fiscal 2002 to total $2.1 billion, excluding acquisitions. We intend to use the combination of free cash flows from operations, including reductions in working capital, and borrowings under credit facilities to finance capital expenditure requirements. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity.

•
Based on current operating results, we believe that operating cash flow and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

We have identified the following uncertainties about the future that could have an adverse effect on our actual results:

•
A decline in the generation of sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities could cause our growth to slow significantly and may cause us to miss our earnings targets, because we obtain some of our sales growth from new square footage.

•
The grocery retailing industry continues to experience fierce competition from other grocery retailers, supercenters, club or warehouse stores, mass merchandise stores, and drug stores. Our ability to maintain our current success is dependent upon our ability to compete in this industry and continue to reduce operating expenses. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our share of sales and net income.

•	Changes in laws and regulations, including changes in accounting standards, taxation requirements, and environmental laws may have a material impact on our financial statements.

•
Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth, and employment and job growth in the markets in which we operate may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also effect the shopping habits of our customers, which could affect sales and earnings.

•
Changes in our product mix may negatively affect certain financial indicators. For example, we have added and will continue to add supermarket fuel centers. Since gasoline is a low profit margin item with high sales dollars, we expect to see our gross profit margins decrease as we sell more gasoline. Although this negatively affects our gross profit margin, gasoline is expected to provide a positive effect on EBITDA and net earnings.

•
We are party to 346 collective bargaining agreements with local unions representing approximately 205,000 employees. During 2001 we negotiated 96 labor contracts without any material work stoppages. Typical agreements are three to five years in duration and, as agreements expire, we expect to enter new collective bargaining agreements. In 2002, 83 collective bargaining agreements will expire, including the Southern California Teamsters and Dallas store employees. We also have significant agreements expiring that cover store employees in northeast Indiana, Arkansas, Oregon and North Carolina. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of our operations.

•	Our ability to integrate any companies we acquire or have acquired and achieve operating improvements at those companies will affect our operations.

•
We retain a portion of the exposure for our workers’ compensation and general liability claims. It is possible that these claims may cause significant expenditures that would affect the operating cash flows of the company.

•
Our capital expenditures could fall outside of the expected range if we are unsuccessful in acquiring suitable sites for new stores, if development costs exceed those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget.

•
Adverse weather conditions could increase the costs that our suppliers charge for our products, or may decrease the customer demand for certain products. Additionally, increases in the costs of inputs, such as utility costs or raw material costs, could negatively impact financial ratios and net earnings.

•
Although we currently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass these increases on to our customers, our gross margin and EBITDA will suffer.

•
Interest rate fluctuation and other capital market conditions may cause variability in earnings. Although we use derivative financial instruments to reduce our net exposure to financial risks, we are still exposed to interest rate fluctuations and other capital market conditions.

•
We cannot fully foresee the effects of the general economic downturn upon Kroger’s business. We have assumed the economic situation and competitive situations will not change significantly for 2002 and 2003.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in or contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors
The Kroger Co.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, changes in shareowners’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 2, 2002 and February 3, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 20 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, as of February 4, 2001.
PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 29, 2002

CONSOLIDATED BALANCE SHEET

(In millions except per share amounts)	February 2, 2002	February 3, 2001

ASSETS
Current assets
Cash	$161	$161
Receivables	679	687
Inventories	4,178	4,063
Prepaid and other current assets	494	501

Total current assets	5,512	5,412
Property, plant and equipment, net	9,657	8,813
Goodwill, net	3,594	3,639
Other assets	324	315

Total Assets	$19,087	$18,179

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases	$436	$336
Accounts payable	3,005	3,009
Accrued salaries and wages	584	603
Other current liabilities	1,460	1,434

Total current liabilities	5,485	5,382
Long-term debt including obligations under capital leases	8,412	8,210
Other long-term liabilities	1,688	1,498

Total Liabilities	15,585	15,090

Commitments and Contingencies (Note 15)
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 901 shares issued in 2001 and 891 shares issued in 2000	901	891
Additional paid-in capital	2,217	2,092
Accumulated other comprehensive loss	(33)	—
Accumulated earnings	2,147	1,104
Common stock in treasury, at cost, 106 shares in 2001 and 76 shares in 2000	(1,730)	(998)

Total Shareowners’ Equity	3,502	3,089

Total Liabilities and Shareowners’ Equity	$19,087	$18,179

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

Years Ended February 2, 2002, February 3, 2001 and January 29, 2000

(In millions, except per share amounts)	2001 (52 Weeks)	2000 (53 Weeks)	1999 (52 Weeks)

Sales	$50,098	$49,000	$45,352
Merchandise costs, including advertising, warehousing, and transportation	36,398	35,804	33,316

Gross profit	13,700	13,196	12,036
Operating, general and administrative	9,483	9,152	8,327
Rent	650	647	641
Depreciation and amortization	973	907	847
Goodwill amortization	103	101	99
Asset impairment charges	91	191	—
Restructuring charges	37	—	—
Merger related costs	4	15	383

Operating profit	2,359	2,183	1,739
Interest expense	648	675	637

Earnings before income tax expense and extraordinary loss	1,711	1,508	1,102
Tax expense	668	628	479

Earnings before extraordinary loss	1,043	880	623
Extraordinary loss, net of income tax benefit	—	(3)	(10)

Net earnings	$1,043	$877	$613

Basic earnings per Common share
Earnings before extraordinary loss	$1.30	$1.07	$0.75
Extraordinary loss	—	—	(0.01)

Net earnings	$1.30	$1.07	$0.74

Average number of common shares used in basic calculation	804	823	829
Diluted earnings per Common Share
Earnings before extraordinary loss	$1.26	$1.04	$0.73
Extraordinary loss	—	—	(0.01)

Net earnings	$1.26	$1.04	$0.72

Average number of common shares used in diluted calculation	825	846	858

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended February 2, 2002, February 3, 2001 and January 29, 2000

(In millions)	2001 (52 Weeks)	2000 (53 Weeks)	1999 (52 Weeks)
Cash Flows From Operating Activities:
Net earnings	$1,043	$877	$613
Adjustments to reconcile net earnings to net cash provided by operating activities:
Extraordinary loss	—	3	10
Depreciation	973	907	847
Goodwill amortization	103	101	99
Non cash items	244	286	105
Deferred income taxes	258	213	308
Other	41	(1)	(9)
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Inventories	(121)	(114)	(271)
Receivables	22	(49)	(70)
Accounts payable	(34)	31	82
Other	(182)	105	(252)

Net cash provided by operating activities	2,347	2,359	1,462

Cash Flows From Investing Activities:
Capital expenditures	(2,139)	(1,623)	(1,691)
Proceeds from sale of assets	70	127	139
Payments for acquisitions, net of cash acquired	(103)	(67)	(230)
Other	207	(38)	58

Net cash used by investing activities	(1,965)	(1,601)	(1,724)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	1,404	838	1,763
Reductions in long-term debt	(1,122)	(1,339)	(1,469)
Debt prepayment costs	—	(3)	(2)
Financing charges incurred	(18)	(10)	(11)
Increase (decrease) in book overdrafts	14	160	(62)
Proceeds from issuance of capital stock	72	57	67
Treasury stock purchases	(732)	(581)	(6)

Net cash provided (used) by financing activities	(382)	(878)	280

Net (decrease) increase in cash and temporary cash investments	—	(120)	18
Cash and temporary cash investments:
Beginning of year	161	281	263

End of year	$161	$161	$281

Disclosure of cash flow information:
Cash paid during the year for interest	$651	$691	$536
Cash paid during the year for income taxes	$403	$259	$113
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$66	$84	$201
Goodwill recorded	$72	$33	$53
Liabilities assumed	$(35)	$(49)	$(19)

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY (DEFICIT)

Years Ended February 2, 2002, February 3, 2001 and January 29, 2000

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Earnings (Deficit)
(In millions)	Shares	Amount		Shares	Amount			Total
Balances at January 2, 1999	876	$876	$1,913	50	$(451)	$—	$(411)	$1,927
Equity changes during transition period	1	1	13	—	—	—	25	39
Issuance of common stock:
Stock options exercised	8	8	69	—	—	—	—	77
Treasury stock purchases	—	—	—	—	(6)	—	—	(6)
Tax benefits from exercise of stock options	—	—	28	—	—	—	—	28
Net earnings	—	—	—	—	—	—	613	613

Balances at January 29, 2000	885	885	2,023	50	(457)	—	227	2,678
Issuance of common stock:
Stock options exercised	5	5	57	—	—	—	—	62
Restricted stock issued	1	1	13	—	—	—	—	14
Warrants exercised	—	—	(40)	(1)	40	—	—	—
Treasury stock purchases	—	—	—	27	(581)	—	—	(581)
Tax benefits from exercise of stock options	—	—	39	—	—	—	—	39
Net earnings	—	—	—	—	—	—	877	877

Balances at February 3, 2001	891	891	2,092	76	(998)	—	1,104	3,089
Issuance of common stock:
Stock options exercised	9	9	63	—	—	—	—	72
Restricted stock issued	1	1	10	—	—	—	—	11
Treasury stock purchases	—	—	—	30	(732)	—	—	(732)
Tax benefits from exercise of stock options	—	—	52	—	—	—	—	52
Other comprehensive loss, net of tax	—	—	—	—	—	(33)	—	(33)
Net earnings	—	—	—	—	—	—	1,043	1,043

Balances at February 2, 2002	901	$901	$2,217	106	$(1,730)	$(33)	$2,147	$3,502

	2001	2000	1999
Comprehensive Income:
Net earnings	$1,043	$877	$613
Cumulative effect of adoption of SFAS No. 133, net of tax	(9)	—	—
Unrealized loss on hedging activities, net of tax	(24)	—	—

Comprehensive income	$1,010	$877	$613

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.
Certain prior year amounts have been reclassified to conform to current year presentation.

1.    ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

Basis of Presentation and Principles of Consolidation

The accompanying financial statements include the consolidated accounts of The Kroger Co. and its subsidiaries (‘‘Kroger’’), and Fred Meyer, Inc. and its subsidiaries (‘‘Fred Meyer’’) which were merged with a subsidiary of Kroger on May 27, 1999 (See Note 2). Significant intercompany transactions and balances have been eliminated.

Transition Period

On January 6, 1999, the Company changed its fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in the Company’s Current Report on Form 8-K dated January 6, 1999. The Company filed separate audited financial statements covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K dated May 10, 1999. These financial statements include Kroger and its consolidated subsidiaries before the merger with Fred Meyer. During the transition period the Company had sales of $2,160, costs and expenses of $2,135, and net earnings of $25.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ending February 2, 2002, the 53-week period ending February 3, 2001, and the 52-week period ending January 29, 2000.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out, ‘‘LIFO’’, basis) or market. In total, approximately 94% of inventories for 2001 and 2000 were valued using the LIFO method. Approximately 61% of inventories in 2001 were valued using the LIFO item-cost method and approximately 33% were valued using the LIFO retail method. The Company will evaluate the benefits of converting the remaining divisions to the item-cost method in the near future. Cost for the balance of the inventories is determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $340 at February 2, 2002, and $319 at February 3, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the balance sheet date.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years. Depreciation expense was $973 in 2001, $907 in 2000, and $847 in 1999.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

Goodwill
During 2001, 2000 and 1999, goodwill was generally amortized on a straight-line basis over 40 years. Accumulated amortization was approximately $417 at February 2, 2002, and $314 at February 3, 2001.

Beginning in fiscal 2002, goodwill no longer will be amortized and instead will be reviewed for impairment on an annual basis at the operating division level. Generally, fair value will represent a multiple of earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss and one-time items (“EBITDA”) or discounted projected future cash flows and will be compared to the carrying value of a division for purposes of identifying potential impairment. If potential for impairment is identified, the fair value of a division will be measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Impairment loss will be recognized for any excess of the carrying value of the division’s goodwill over the implied fair value.

Impairment of Long-Lived Assets
The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred, such as current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows utilizing current cash flow information and expected growth rates related to specific stores to the carrying value for those stores. If impairment is identified for long-lived assets other than real property, discounted future cash flows are compared to the asset’s current carrying value and impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment associated with closed stores, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of carrying value over estimated fair market value, reduced by estimated direct costs of disposal. Any reductions in the carrying value of assets resulting from the application of this policy are reflected in the income statement as “asset impairment charges.”

Interest Rate Protection Agreements
The Company uses derivative instruments primarily to reduce our exposure to adverse changes in interest rates. The interest differential to be paid or received is accrued as interest expense. Changes in derivative instruments designated as cash flow hedges, to the extent the hedges are highly effective, are recorded in other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

comprehensive income. Any ineffective portions of cash flow hedges are recognized in current-period earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with corresponding changes in the fair values of the hedged assets of liabilities, are recorded in current period earnings. The Company’s counter parties are major financial institutions.

Commodity Price Protection
The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into such commitments expecting to take delivery of and to utilize those resources in the conduct of our normal course of business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments in which the Company does not expect to utilize or take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

Benefit Plans
The determination of the obligation and expense for pension and other post-retirement benefits is dependent on the selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in footnote 18 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and healthcare costs. In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in such future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. See footnote 8 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. A valuation allowance is recorded for any deferred tax assets considered not likely to be realized.

Store Closing Costs
The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancelable lease payments after the anticipated closing date, net of estimated subtenant income. Net lease liabilities are estimated using a discount rate to calculate the present value of the remaining rent payments on closed stores. The closed store liabilities usually are paid over the lease terms associated with the closed stores, which currently have remaining terms ranging from one to 25 years. As of February 2, 2002, closed store lease liabilities totaled $234 million. Stores held for disposal are reduced to their estimated net realizable value. The value of any equipment and leasehold improvements related to a closed store is reduced to reflect recoverable values.

Store closings generally are completed within one year after the decision to close. Adjustments to closed store liabilities primarily relate to changes in subtenants and actual exit costs differing from original estimates. Adjustments

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that such settlement is determined. Other costs related to closed store locations are reflected in the income statement as “operating, general and administrative” costs. Reductions in the carrying value of equipment and leasehold improvements related to a closed store are reflected in the income statement as “asset impairment charges.” Inventory write-downs, if any, in connection with store closings, are classified in “merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that is no longer needed for its originally intended purpose, is adjusted to income in the proper period.

Workers’ Compensation Costs
The Company primarily is self-insured for costs related to workers’ compensation claims. Liabilities are recognized based on claims filed, and an estimate of claims incurred but not yet reported. These liabilities are actuarially determined on a discounted basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in such claims can impact amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how such claims ultimately are settled, can impact ultimate costs. Although the Company’s estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, such changes could have a considerable impact on future claim costs and currently recorded liabilities.

Revenue Recognition
Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers at the point of sale are recognized as a reduction in sales as the products are sold.

Merchandise Costs
Vendor rebates, credits and promotional allowances that relate to the Company’s buying merchandising activities, including lump-sum payments associated with long-term contracts, are recorded as a component of merchandise costs as they are earned, in accordance with the underlying agreement.

Advertising Costs
The Company’s advertising costs, net of vendor allowances for co-operative advertising, are recognized in the period the related expense is incurred and are included in merchandise costs in the Consolidated Statement of Income. Advertising expenses amounted to $522 in 2001, $546 in 2000, and $511 in 1999.

Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Stock Split
On May 20, 1999, the Company announced a distribution in the nature of a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share and per-share amounts in the accompanying consolidated financial statements have been retroactively restated to give effect to the stock split.

Segments
The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores in the Midwest, South and West. The Company’s retail operations, which represent approximately 99% of consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2.    BUSINESS COMBINATIONS

On May 27, 1999, Kroger issued 312 shares of Kroger common stock in connection with a merger, for all of the outstanding common stock of Fred Meyer, Inc., which operates stores primarily in the Western region of the United States. The merger was accounted for as a pooling of interest, and the accompanying financial statements have been restated to give effect to the consolidated results of Kroger and Fred Meyer for all years presented.

The accompanying Consolidated Financial Statements reflect the consolidated results as follows:

	Kroger Historical	Fred Meyer Historical	Consolidated Company
1999
Subsequent to consummation date
Sales	$—	$—	$31,859
Extraordinary loss, net of income tax benefit	$—	$—	$(10)
Net Earnings	$—	$—	$402
Diluted earnings per common share	$—	$—	$0.47
1999
Prior to consummation date*
Sales	$8,789	$4,704	$13,493
Extraordinary loss, net of income tax benefit	$—	$—	$—
Net Earnings	$176	$35	$211
Diluted earnings per common share	$0.33	$0.10	$0.25
*	The period prior to consummation date represents amounts for the first quarter ended May 22, 1999, as this was the period ended closest to the consummation date.

3.    MERGER-RELATED COSTS

Merger Related Costs

We are continuing to implement our integration plan relating to recent mergers. The integration plan includes distribution consolidation, systems integration, store conversions, transaction costs, store closures, and administration integration. Total pre-tax merger-related costs incurred were $4 in 2001, $15 in 2000, and $383 in 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table presents the components of the merger-related costs:

	2001	2000	1999
CHARGES RECORDED AS CASH EXPENDED
Distribution consolidation	$—	$1	$30
Systems integration	—	—	85
Store conversions	—	—	51
Transaction costs	—	—	93
Administration integration	—	4	19

	—	5	278

NONCASH ASSET WRITEDOWN
Distribution consolidation	—	—	—
Systems integration	—	—	3
Store conversions	—	—	10
Store closures	—	—	4
Administration integration	—	—	27

	—	—	44

OTHER CHARGES
Administration integration	4	10	—

ACCRUED CHARGES
Distribution consolidation	—	—	5
Systems integration	—	—	1
Store closures	—	—	8
Administration integration	—	—	47

	—	—	61

Total merger-related costs	$4	$15	$383

TOTAL CHARGES
Distribution consolidation	$—	$1	$35
Systems integration	—	—	89
Store conversions	—	—	61
Transaction costs	—	—	93
Store closures	—	—	12
Administration integration	4	14	93

Total merger-related costs	$4	$15	$383

Distribution Consolidation

Represents costs to consolidate manufacturing and distribution operations and eliminate duplicate facilities. During 1999, approximately $30 of these costs was recorded as cash was expended. These costs include approximately $20 of Tolleson warehouse expenses. Severance costs of $5 accrued during 1999 related to distribution employees in Phoenix.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Systems Integration

Represents costs of integrating systems and the related conversions of corporate office and store systems. Charges recorded as cash was expended totaled $85 in 1999. These costs represent incremental operating costs, principally labor, during the conversion process, payments to third parties, and training costs.

Store Conversions

Includes the cost to convert store banners. In 1999, $51 represented cash expenditures, and $10 represented asset write-offs.

Transaction Costs

Represents fees paid to outside parties, employee bonuses that were contingent upon the completion of the mergers, and an employee stay bonus program. The Company incurred costs totaling $93 in 1999 related primarily to professional fees and employee bonuses recorded as the cash was expended.

Store Closures

Includes the costs to close stores identified as duplicate facilities and to sell stores pursuant to settlement agreements. 1999 costs of $8 were accrued to close seven stores identified as duplicate facilities and to sell three stores pursuant to a settlement with the Federal Trade Commission.

Administration Integration

Includes labor and severance costs related to employees identified for termination in the integration and charges incurred to conform accounting policies. During 2001 and 2000, the Company incurred $4 and $10 resulting from the issuance and revaluation of restricted stock. Restrictions on the stock awards lapse to the extent that synergy goals are achieved within the time periods specified. All synergy-based awards have been earned provided that recipients are still employed by the Company on the stated restriction lapsing date. Costs in 2000 also included $4 for severance payments recorded as cash was expended. During 1999, these costs represent $19 of severance and travel and consulting services related to integration work; $27 of asset write-downs including video tapes and equipment used in the Company’s stores; and $47 of accrued expenses. The accrued expenses include an obligation to make a charitable contribution (within seven years from the date of the Fred Meyer merger) as required by the merger agreement, a restricted stock award related to the achievement of expected merger synergy benefits, and severance costs for certain Fred Meyer executives who informed the Company of their intention to leave, which severance costs have been paid.

A summary of changes in accruals related to various business combinations follows:

	Facility Closure Costs	Employee Severance	Incentive Awards and Contributions
Balance at January 2, 1999	$133	$30	$—
Additions	8	24	29
Payments	(11)	(25)	—

Balance at January 29, 2000	130	29	29
Additions	—	—	10
Payments	(17)	(11)	(4)

Balance at February 3, 2001	113	18	35
Additions	—	—	4
Payments	(19)	(3)	(9)

Balance at February 2, 2002	$94	$15	$30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

4.    ONE-TIME ITEMS

In addition to the merger-related costs described in Note 4, the Company incurred one-time expenses of $152, $145 and $85 during 2001, 2000 and 1999, respectively. These expenses are included in the merchandise costs and operating, general and administrative expense lines of the income statement. During 2001, $140 was recorded in the operating, general and administrative expense line compared to $108 in 2000, and $27 in 1999. The remaining $12 of one-time expenses in 2001 was included in merchandise costs, compared to $37 in 2000 and $58 in 1999. Details of these charges follow:

	2001	2000	1999
One-time items included in merchandise costs
Costs related to mergers	$12	$37	$58

	12	37	58
One-time items in operating, general and administrative expense
Costs related to mergers	39	41	27
Lease liabilities related to store closings	20	67	—
Losses on energy contracts	81	—	—

	140	108	27

Total one-time items	$152	$145	$85

Costs related to mergers
Approximately $8 related to product costs for excess capacity were included as merchandise costs in 2001. Remaining expenses in 2001, and the expenses in 2000 and 1999, primarily related to severance agreements and enterprise system and banner conversions.

Lease liabilities

Operating, general and administrative expenses in 2001 and 2000 included $20 and $67, respectively, of accrued expenses pertaining primarily to the present value of lease liabilities relating to closed stores. Payments of $13 and $10 were made on these accruals in 2001 and 2000, respectively.

Energy contracts

The $81 of expenses accrued in 2001 represents the present value of the ineffective portion of energy purchase contracts. Further details of this charge are included in Note 20. These liabilities had remaining balances of $78 at February 2, 2002.

5.    ASSET IMPAIRMENT CHARGES

Due to recent investments by acquired companies in stores that did not perform as expected and updated profitability forecasts for 2002 and beyond, the Company performed an impairment review of its long-lived assets. During this review, the Company identified impairment losses for both assets to be disposed of and assets to be held and used and recorded a pre-tax impairment charge of $91 in the third quarter 2001. Details of these charges are included below. In the first quarter 2000, the Company recorded a pre-tax impairment charge of $191 after identifying impairment losses for assets to be disposed of, assets to be held and used, and certain investments in former suppliers that had experienced financial difficulty and with whom supply arrangements had ceased. The third quarter, 2001 impairment charge relates to locations that either had not opened, or only recently had opened, as of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

the first quarter 2000, and, as a result, estimates of future operating performance for these locations were not determined at that time. As a result, these stores were not considered in the first quarter, 2000 impairment charge.

Assets to be Disposed of

The impairment charges for assets to be disposed of relate primarily to the carrying value of land, buildings and equipment for stores that have been closed. The impairment charges were determined using the fair value less cost to sell. Fair value less cost to sell used in the impairment calculation was based on third party offers to purchase the assets, or market value for comparable properties, if available. Accordingly, pre-tax impairment charges related to assets to be disposed of were recognized, reducing the carrying value of fixed assets by $37 in 2001 and $41 in 2000. Goodwill was reduced by $40 in 2000.

Assets to be Held and Used

The impairment charges for assets to be held and used relate primarily to the carrying value of land, buildings, and equipment for stores that will continue to be operated by the Company. Updated projections, based on revised operating plans, were used, on a gross basis, to determine whether the assets were impaired. Then, discounted cash flows were used to determine the fair value of the assets for purposes of measuring the impairment charge. As a result, impairment charges related to assets to be held and used were recognized, reducing the carrying value of fixed assets by $54 in 2001 and $47 in 2000. Goodwill was reduced by $40 in 2000.

Other Writedowns

In addition to the approximately $168 of impairment charges noted above for 2000, the Company recorded a writedown of $23 to reduce the carrying value of certain investments in unconsolidated entities, accounted for on the cost basis of accounting, to reflect reductions in value determined to be other than temporary. The writedowns related primarily to investments in certain former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased.

6.    RESTRUCTURING CHARGE

On December 11, 2001, the Company outlined a Strategic Growth Plan that will support additional investment in core business to grow sales, increase market share and reduce merchandising and operating, general and administrative expenses. As part of the plan to reduce operating, general and administrative costs, the Company has identified approximately 1,500 positions to be eliminated and has merged one division into two adjacent divisions. The Company estimates the total cost of the Strategic Growth Plan will be approximately $75 to $90 pre-tax, a reduction of $10 from the original estimate in December 2001. In the fourth quarter 2001, the Company recorded a pre-tax restructuring charge of $37 primarily for severance agreements associated with this plan. Most of this severance will be paid in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.    PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

	2001	2000
Land	$1,241	$1,143
Buildings and land improvements	3,398	2,640
Equipment	6,931	7,228
Leasehold improvements	2,816	2,365
Construction-in-progress	790	342
Leased property under capital leases	501	516

	15,677	14,234
Accumulated depreciation and amortization	(6,020)	(5,421)

	$9,657	$8,813

Accumulated depreciation for leased property under capital leases was $181 at February 2, 2002 and $203 at February 3, 2001.

Approximately $1,282 and $1,044, original cost, of Property, Plant and Equipment collateralizes certain mortgages at February 2, 2002, and February 3, 2001.

8.    TAXES BASED ON INCOME

The provision for taxes based on income consists of:

	2001	2000	1999
Federal
Current	$414	$338	$123
Deferred	188	213	308

	602	551	431
State and local	66	77	48

	668	628	479
Tax benefit from extraordinary loss	0	(2)	(6)

	$668	$626	$473

A reconciliation of the statutory federal rate and the effective rate follows:

	2001	2000	1999

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.5	3.3	2.8
Non-deductible goodwill	1.7	3.9	2.7
Other, net	(0.1)	(0.6)	3.0

	39.1%	41.6%	43.5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The tax effects of significant temporary differences that comprise tax balances were as follows:
	2001	2000

Current deferred tax assets:
Insurance related costs	$62	$82
Net operating loss carryforwards	20	47
Other	21	83

Total Current deferred tax assets	103	212

Current deferred tax liabilities:
Compensation related costs	(74)	(47)
Inventory related costs	(81)	(79)

Total current deferred tax liabilities	(155)	(126)

Current deferred taxes, net included in other current liabilities and prepaid and other current assets, respectively	$(52)	$86

Long-term deferred tax assets:
Compensation related costs	$191	$142
Insurance related costs	26	57
Lease accounting	76	39
Net operating loss carryforwards	131	158
Other	40	26

	464	422
Valuation allowance	(152)	(152)

Long-term deferred tax assets, net	312	270

Long-term deferred tax liabilities:
Depreciation	(661)	(519)

Total long-term deferred tax liabilities	(661)	(519)

Long-term deferred taxes, net included in other long-term liabilities	$(349)	$(249)

At February 2, 2002, the Company had net operating loss carryforwards for federal income tax purposes of $416 which expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $554 which expire from 2002 through 2021. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

The portion of the Company’s valuation allowance for which subsequently recognized tax benefits would be applied to reduce goodwill is $150. This valuation allowance relates to the acquisition of Ralphs Grocery Company, by a subsidiary of the Company, in 1992.

At February 2, 2002, the Company had federal and state Alternative Minimum Tax Credit carryforwards of $1 and $3, respectively. In addition, the Company has other state credits of $21, which expire from 2006 through 2012. The utilization of certain of the Company’s credits may be limited in a given year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9.    DEBT OBLIGATIONS

Long-term debt consists of:

	2001	2000
Senior Credit Facility	$948	$1,149
Credit Agreement	420	1,005
6.34% to 11.25% Senior Notes and Debentures due through 2031	5,891	5,145
4.77% to 10.50% mortgages due in varying amounts through 2017	496	516
Other	682	338

Total debt	8,437	8,153
Less current portion	410	307

Total long-term debt	$8,027	$7,846

In conjunction with the acquisitions of QFC and Ralphs/Food 4 Less in March 1998, Fred Meyer entered into new financing arrangements that refinanced a substantial portion of Fred Meyer’s debt. The Senior Credit Facility provides for a $1,875 five-year revolving credit agreement and a five-year term note. During 2000, the term note was retired. The obligations under the Senior Credit Facility are guaranteed by some of the Company’s subsidiaries. The revolving portion of the Senior Credit Facility is available for general corporate purposes, including the support of Fred Meyer’s commercial paper program. Commitment fees are charged at .20% on the unused portion of the five-year revolving credit facility. Interest on the Senior Credit Facility is at adjusted LIBOR plus a margin of .625%. At February 2, 2002, the weighted average interest rate on the amounts outstanding under the revolving credit facility was 2.65%. The Senior Credit Facility requires the Company to comply with certain ratios related to indebtedness to earnings before interest, taxes, depreciation, amortization, LIFO charge, extraordinary loss, and one-time items (‘‘EBITDA’’) and fixed charge coverage. In addition, the Senior Credit Facility limits dividends on and redemption of capital stock. The Company may prepay the Senior Credit Facility, in whole or in part, at any time, without a prepayment penalty. The Company currently is negotiating to refinance the $1,875 facility in May 2002 with a $700 five-year facility.

The Company also has a $812.5 Five-Year Credit Agreement and a $812.5 364-Day Credit Agreement (collectively the ‘‘Credit Agreement’’). The Five-Year facility terminates on May 23, 2006, unless extended or earlier terminated by the Company. The 364-Day facility now terminates on May 23, 2002 unless extended, converted into a one year term loan, or earlier terminated by the Company. The Company currently is negotiating to refinance the current 364-day facility in May 2002 with a new $1,500, 364-day facility. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (‘‘Eurodollar Rate’’) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with the Credit Facility. Both the Applicable Margin and the Facility Fee vary based on the Company’s achievement of a financial ratio. At February 2, 2002, the Applicable Margin for the 364-Day facility was .625% and for the Five-Year facility was ..60%. The Facility Fee for the 364-Day facility was .125% and for the Five-Year facility was .15%. The Credit Agreement contains covenants which among other things, restrict dividends and require the maintenance of certain financial ratios, including fixed charge coverage ratios and leverage ratios. The Company may prepay the Credit Agreement, in whole or in part, at any time, without a prepayment penalty.

Unrated commercial paper borrowings of $799 and borrowings under money market lines of $100 at February 2, 2002, have been classified as long-term because the Company expects that these borrowings will be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

refinanced using the same type of securities. Additionally, the Company has the ability to refinance these borrowings on a long-term basis and has presented the amounts accordingly. Such borrowings reduce amounts available under the Credit Agreement or the Senior Credit Facility. The money market lines allow the Company to borrow from the banks at mutually agreed upon rates, usually below the rates offered under the Senior Credit Facility.

All of the Company’s outstanding public debt is subject to early redemption at varying times and premiums. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. ‘‘Redemption Event’’ is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2001, for the years subsequent to 2001 are:

2002	$410
2003	$1,281
2004	$290
2005	$801
2006	$960
Thereafter	$4,695

The extraordinary losses in 2000 and 1999 relate to premiums paid to retire early certain indebtedness and the write-off of deferred financing costs.

10.    FINANCIAL INSTRUMENTS

The Company historically has used derivatives to limit its exposure to rising interest rates. During 1999, as a result of the merger with Fred Meyer, the nature and magnitude of the Company’s debt portfolio changed significantly, including a permanent reduction in the combined Company’s variable rate borrowings. This fundamental change in the Company’s debt portfolio resulted in the existing derivative portfolio no longer being aligned with the debt portfolio and prompted the Company to eliminate all existing interest rate swap and cap agreements, at a cost of $17.

Interest Rate Risk Management

As more fully described in Note 20, Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met.

In accordance with this standard, derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of related tax effects. Ineffective portions of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. In addition, the Company’s internal auditors review compliance with these guidelines on at least an annual basis. These guidelines may change as the Company’s needs dictate.

The table below summarizes the outstanding interest rate swaps designated as hedges as of February 2, 2002, and February 3, 2001. The variable component of each interest rate swap outstanding at February 2, 2002, was based on three-month LIBOR. The variable component of each interest rate swap outstanding at February 3, 2001, was based on one-month LIBOR as of February 3, 2001.

	2001		2000
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional Amount	$1,173	$923	$—	$300
Duration in years	4.42	1.91	—	.9
Average Variable Rate	5.06%	1.92%	—	6.41%
Average Fixed Rate	7.46%	3.14%	—	6.66%

In addition, as of February 2, 2002, the Company has an interest rate collar on a notional amount of $300 million and a maturity date of July 24, 2003. Every three months, actual three month LIBOR is reviewed and the collar has the following impact on the Company for the notional amount:

•	If the three month LIBOR is less than or equal to 4.10%, the Company pays 5.50% for that three month period;

•	If the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, the Company pays the actual interest rate for that three month period;

•	If the three month LIBOR is greater than 6.50% and less than 7.50%, the Company pays 6.50% for that three month period; and

•	If the three month LIBOR is greater than or equal to 7.50%, the Company pays the actual interest rate for that three month period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into such commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments in which the Company does not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

As more fully described in Note 20, the Company recorded a pre-tax loss of $81 in the third quarter 2001, to accrue liabilities for the estimated fair values of energy contracts that no longer qualified for the normal purchases and normal sales exception. As of February 2, 2002, these liabilities totaled $78.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximate fair value.

Long-term Investments

The fair values of these investments are estimated based on quoted market prices for those or similar investments.

Long-term Debt

The fair value of the Company’s long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues. The carrying value of $1,368 of long-term debt outstanding under the Company’s Credit Agreement and Senior Credit Facility approximates fair value.

Interest Rate Protection Agreements

The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

Commodity Price Protection

The fair value of the energy contracts is based on the net present value of future cash flows using forward market prices for electricity in Southern California in effect at the respective year-ends.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The estimated fair values of the Company’s financial instruments are as follows:

	2001		2000
	Carrying Value	Fair Value	Carrying Value	Estimated Fair Value
Long-term investments for which it is
Practicable	$122	$135	$118	$121
Not Practicable	$25	$—	$28	$—
Debt for which it is
Practicable	$(7,773)	$(8,197)	$(7,562)	$(6,914)
Not Practicable	$(664)	$—	$(591)	$—
Interest Rate Protection Agreements
Receive variable swaps	$—	$—	$—	$(7)
Receive fixed swaps	$(18)	$(18)	$—	$—
Interest rate collar	$(11)	$(11)	$—	$(2)
Commodity Price Protection Arrangements	$(120)	$(120)	$—	$—

The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company actually could realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.

The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market. The long-term debt for which it was not practicable to estimate fair value relates to industrial revenue bonds, certain mortgages and other notes for which there is no market.

12.    LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Portions of certain properties are subleased to others for periods from one to 20 years.

Rent expense (under operating leases) consists of:

	2001	2000	1999
Minimum rentals	$718	$719	$720
Contingent payments	14	16	15
Sublease income	(82)	(88)	(94)

	$650	$647	$641

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Minimum annual rentals for the five years subsequent to 2001 and in the aggregate are:

	Capital Leases	Operating Leases
2002	$71	$766
2003	66	727
2004	62	691
2005	60	653
2006	58	609
Thereafter	507	4,746

	824	$8,192

Less estimated executory costs included in capital leases	11

Net minimum lease payments under capital leases	813
Less amount representing interest	402

Present value of net minimum lease payments under capital leases	$411

Total future minimum rentals under noncancellable subleases at February 2, 2002, were $372.

Additionally, the Company is a party to a financing transaction related to 34 properties that were constructed for total costs of approximately $393. Under the terms of the financing transaction, which was structured as a synthetic lease, a special purpose trust owns the properties and leases them to subsidiaries of the Company. The lease has a term of five years, which expires in February 2003. The Company pays a variable lease rate of approximately 3.3% at February 2, 2002.

The synthetic lease qualifies as an operating lease and the owner of the special purpose trust has made a substantive residual equity investment. The transaction, therefore, is accounted for off-balance sheet and the related costs are reported as rent expense. Estimated rent payments of $13 and $1 in 2002 and 2003, respectively, are included in the above table. As of February 2, 2002, the assets and liabilities of the special purpose trust primarily were comprised of the properties and $379 of bank debt used to fund the construction of the properties.

In connection with these financing transactions, the Company has made a residual value guarantee for the leased property equal to 85% of the financing or $335. The Company believes the market values of the property subject to this financing exceeded the residual value guarantee at February 2, 2002. The Company intends to reduce the synthetic lease facility by approximately $200 in the first quarter 2002.

13.     EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended February 2, 2002			For the year ended February 3, 2001			For the year ended January 29, 2000
	Income (Numer- ator)	Shares (Denomi- nator)	Per- Share Amount	Income (Numer- ator)	Shares (Denomi- nator)	Per- Share Amount	Income (Numer- ator)	Shares (Denomi- nator)	Per- Share Amount
Basic EPS	$1,043	804	$1.30	$880	823	$1.07	$623	829	$0.75
Dilutive effect of stock option awards and warrants		21			23			29

Diluted EPS	$1,043	825	$1.26	$880	846	$1.04	$623	858	$0.73

At February 2, 2002, February 3, 2001 and January 29, 2000, there were options outstanding for approximately 13.9, 9.6 and 18.2 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

On May 20, 1999, the Company announced a two-for-one stock split, to shareholders of record of common stock on June 7, 1999. All share amounts prior to this date have been restated to reflect the split.

14.     STOCK OPTION PLANS

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of one thousand shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At February 2, 2002, 11.6 shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company’s stock reaching certain pre-determined market prices or nine years and six months from the date of grant. All grants outstanding become immediately exercisable upon certain changes of control of the Company.

Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

	Shares subject to option	Weighted average exercise price
Outstanding, year-end 1998	65.6	$10.20
Exercised during transition period	(1.0)	$6.16
Granted	11.3	$26.97
Exercised	(7.3)	$9.19
Canceled or Expired	(2.6)	$19.76

Outstanding, year-end 1999	66.0	$12.75
Granted	7.6	$16.77
Exercised	(8.2)	$7.15
Canceled or Expired	(2.0)	$20.68

Outstanding, year-end 2000	63.4	$13.68
Granted	6.1	$24.43
Exercised	(8.8)	$8.08
Canceled or Expired	(1.0)	$21.33

Outstanding, year-end 2001	59.7	$15.48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

A summary of options outstanding and exercisable at February 2, 2002 follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
	(In millions)	(In years)		(In millions)
$ 2.94 - $ 5.85	8.9	1.57	$5.03	8.9	$5.03
$ 5.86 - $10.38	15.4	3.86	$8.50	15.2	$8.49
$10.46 - $16.59	12.5	6.75	$15.13	7.2	$14.29
$17.37 - $24.43	13.4	7.53	$22.51	5.2	$21.17
$24.55 - $31.91	9.5	7.37	$27.10	4.4	$27.16

$ 2.94 - $31.91	59.7	5.49	$15.48	40.9	$12.38

The Company applies Accounting Principles Board Opinion No. 25, ‘‘Accounting for Stock Issued to Employees,’’ and related interpretations in accounting for its plans. Had compensation cost for the Company’s stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, ‘‘Accounting for Stock-Based Compensation,’’ the Company’s net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2001		2000		1999
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Net earnings	$1,043	$1,004	$877	$841	$613	$575
Diluted earnings per common share	$1.26	$1.22	$1.04	$0.99	$0.72	$0.67

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions shown in the table below. These amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders:

	2001	2000	1999
Weighted average expected volatility (based on historical volatility)	29.07%	27.69%	26.23%
Weighted average risk-free interest rate	3.93%	4.88%	6.64%
Expected term	8.3 years	8.1 years	8.0 years

The weighted average fair value of options granted during 2001, 2000 and 1999 was $10.68, $7.48 and $12.93, respectively.

15.    COMMITMENTS AND CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.

Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Purchase Commitment — The Company indirectly owns a 50% interest in the Santee Dairy (‘‘Santee’’) and has a product supply agreement with Santee that requires the Company to purchase 9 million gallons of fluid milk and other products annually. The product supply agreement expires on July 29, 2007. Upon acquisition of Ralphs/ Food 4 Less, Santee became excess capacity and a duplicate facility. The joint venture is managed independently and has a board comprised of an equal number of members from each partner, plus one independent member. When there is a split vote, this member generally votes with the other partner.

16.    WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company’s common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-half of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company’s common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company’s assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company’s option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

17.    STOCK

Preferred Stock

The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at February 2, 2002. Fifty thousand shares have been designated as ‘‘Series A Preferred Shares’’ and are reserved for issuance under the Company’s warrant dividend plan. The stock has a par value of $100 and is issuable in series.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Common Stock

The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

18.    BENEFIT PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Change in benefit obligation:
Benefit obligation at beginning of year	$1,169	$1,128	$264	$253
Addition to benefit obligation from acquisitions	—	6	—	—
Service cost	65	36	11	9
Interest cost	96	90	20	19
Plan participants’ contributions	—	—	6	6
Amendments	—	(3)	2	—
Actuarial loss (gain)	97	(18)	15	(2)
Benefits paid	(70)	(70)	(20)	(21)

Benefit obligation at end of year	$1,357	$1,169	$298	$264

Change in plan assets:
Fair value of plan assets at beginning of year	$1,444	$1,393	$—	$—
Addition to plan assets from acquisitions	—	6	—	—
Actual return on plan assets	(102)	111	—	—
Employer contribution	3	4	14	15
Plan participants’ contributions	—	—	6	6
Benefits paid	(70)	(70)	(20)	(21)

Fair value of plan assets at end of year	$1,275	$1,444	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Pension plan assets include $148 and $179 of common stock of The Kroger Co. at February 2, 2002, and February 3, 2001, respectively

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Net amount recognized at end of year:
Funded status at end of year	$(82)	$275	$(298)	$(264)
Unrecognized actuarial gain	30	(305)	(47)	(71)
Unrecognized prior service cost	23	27	(16)	(15)
Unrecognized net transition asset	(4)	(4)	1	1

Net amount recognized at end of year	$(33)	$(7)	$(360)	$(349)

Prepaid benefit cost	$4	$40	$—	$—
Accrued benefit liability	(37)	(47)	(360)	(349)

	$(33)	$(7)	(360)	$(349)

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
Weighted average assumptions:
Discount rate	7.25%	7.50%	7.25%	7.50%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.75%	4.00%	3.75%	4.00%

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of other benefits was assumed for 2001 and 2000.

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Components of Net Periodic Benefit Cost
Service cost	$65	$36	$37	$11	$9	$11
Interest cost	96	90	82	20	19	19
Expected return on plan assets	(131)	(120)	(109)	—	—	—
Amortization of:
Transition asset	—	(1)	(1)	—	—	—
Prior service cost	4	4	4	(3)	—	(3)
Actuarial (gain) loss	(5)	(10)	—	(3)	(2)	—
Curtailment credit	—	—	(2)	—	(4)	(7)

Net periodic benefit cost	$29	$(1)	$11	$25	$22	$20

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $57, $47 and $0 at February 2, 2002, and $52, $47 and $7 at February 3, 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	4	(3)
Effect on postretirement benefit obligation	28	(24)

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2001, 2000, and 1999, was $19, $45, and $46, respectively.

The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions for 2001, 2000, and 1999, were $114, $103, and $121, respectively. If the Company were to exit certain markets, it may be required to pay a potential withdrawal liability if the plans were underfunded at the time of withdrawal. However, the Company is unable to determine this amount at this time. Any adjustments would be recorded at the time markets are exited.

19.    RELATED-PARTY TRANSACTIONS

The Company had a management agreement for management and financial services with The Yucaipa Companies (‘‘Yucaipa’’), whose managing general partner became Chairman of the Executive Committee of the Board, effective May 27, 1999, but who resigned from the Board of Directors on January 8, 2001.

Yucaipa, or an affiliate or former partner of an affiliate, holds warrants for the purchase of up to 4.3 million shares of Common Stock at an exercise price of $11.91 per share. Of those warrants, 0.6 million expire in 2005 and 3.7 million expire in 2006. Additionally, at the option of the holder, the warrants are exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.

20.    RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” became effective for the Company as of February 4, 2001. SFAS No. 133, as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. Initial adoption of this new accounting standard resulted in the Company recording a liability of $9, primarily related to interest rate swaps designated as cash flow hedges, with a corresponding charge recorded as other comprehensive loss, net of income tax effects.

In accordance with SFAS No. 133, derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of related tax effects. The ineffective portion of the cash flow hedge, if any, is recognized in current-period earnings. Other comprehensive income is reclassified to current-period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with the corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current-period earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company assesses, both at inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

As of February 2, 2002, the Company maintains four interest rate swaps and one interest rate collar designated as cash flow hedges of variable rate debt. A liability totaling $11 has been recorded for these instruments. The Company has also recorded a liability of $42 related to a cash flow hedge of electricity purchases, as more fully described below. Hedge ineffectiveness was not material for these instruments during 2001. Corresponding charges were recorded as other comprehensive loss, net of income tax effects. In addition, the Company maintains five interest rate swaps designated as fair value hedges of its fixed rate debt. As of February 2, 2002, liability totaling $18 has been recorded to reflect the fair value of these swaps, offset by an asset for the same amount to reflect the impact of the change in interest rates on the fair value of the debt.

During March through May 2001, the Company entered into four separate commitments to purchase electricity from one of its utility suppliers in southern California. At the inception of the contracts, forecasted electricity usage, which was estimated primarily based on historical energy usage, indicated that it was probable that all of the electricity would be utilized in the operations of the Company. The Company, therefore, accounted for the contracts in accordance with the normal purchases and normal sales exception under SFAS No. 133, as amended, and no amounts were recorded in the financial statements related to these purchase commitments.

During the third quarter 2001, the Company reassessed its projected electricity requirements in southern California. Due primarily to energy conservation programs initiated by the Company in the latter half of 2001, the Company determined that it no longer needed all of the electricity that it had committed to purchase. As a result one of the contracts and a portion of a second contract were deemed to exceed expected electricity usage, thereby eliminating the normal purchases and normal sales exception under SFAS No. 133 for those contracts, and requiring the fair value of the contracts to be recorded currently in earnings. These contracts will continue to be marked-to-market through current earnings each quarter. Accordingly, the Company recorded a pre-tax third quarter charge of $81 to accrue liabilities for the estimated fair value of these contracts through December 2006. These liabilities totaled $78 as of February 2, 2002. The remaining portion of the second contract has been re-designated as a cash flow hedge of future purchases. The other two purchase commitments continue to qualify for the normal purchases and normal sales exception under SFAS No. 133.

This table summarizes the interest rate swaps and energy purchase commitments described above that are included in the financial statements as of February 2, 2002.

	Hedged Item	Hedge	Tax Effect	Earnings	OCI(1)
As of February 3, 2001	$—	$—	$—	$—	$—
Effect of SFAS No. 133 on cash flow hedges of variable rate debt	—	(11)	4	—	7
Effect of SFAS No. 133 on fair value hedges of fixed rate debt	18	(18)	—	—	—
Effect of SFAS No. 133 on cash flow hedges of future utility purchases	—	(42)	16	—	26
Effect of SFAS No. 133 on excess utility purchase commitments	—	(78)	30	48	—

As of February 2, 2002	$18	$(149)	$50	$48	$33

(1)	Other comprehensive income

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Emerging Issues Task Force (EITF) Issue Nos. 00-22, “Accounting for “Points” and Certain Other Time-Based or Volume-Based Sales and Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future,” and 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products),” became effective for The Kroger Co. beginning in the first quarter of 2002. These issues address the appropriate accounting for certain vendor contracts and loyalty programs. The Company continues to assess the effect these new standards will have on the financial statements. The Company expects the adoption of these standards will not have a material effect on its financial statements.

SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” were issued by the Financial Accounting Standards Board (“FASB”) in late June of 2001. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and SFAS No. 142 became effective for the Company on February 3, 2002. Goodwill no longer will be amortized and instead will be reviewed for impairment on an annual basis. The Company estimates that non-amortization of goodwill will improve fiscal 2002 net earnings by approximately $96.

The Company currently is performing its initial goodwill impairment review at the operating division level to determine the effect the adoption of this standard will have on its financial statements.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. SFAS No. 143 will become effective for The Kroger Co. on February 2, 2003. The Company currently is analyzing the effect this standard will have on its financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued by the FASB in August of 2001. SFAS No. 144 became effective for The Kroger Co. on February 3, 2002. The Company expects the adoption of this standard will not have a material effect on its financial statements.

21.    SUBSEQUENT EVENTS

On March 26, 2002, the Company issued $500, 6.75% Senior Notes due in 2012. The Company also entered into two pay variable interest rate swap agreements, with notional amounts totaling $500, expiring in 2012.

22.    GUARANTOR SUBSIDIARIES

The Company’s outstanding public debt (the ‘‘Guaranteed Notes’’) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and certain of its subsidiaries (the ‘‘Guarantor Subsidiaries’’). At February 2, 2002, a total of approximately $6.2 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.
The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the tables below, but rather is included in the column labeled ‘‘Guarantor Subsidiaries.’’

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

The following tables present summarized financial information as of February 2, 2002 and February 3, 2001 and for the three years ended February 2, 2002.

Condensed Consolidating
Balance Sheets
As of February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$25	$136	$—	$161
Receivables	145	534	—	679
Net inventories	386	3,792	—	4,178
Prepaid and other current assets	236	258	—	494

Total current assets	792	4,720	—	5,512
Property, plant and equipment, net	1,151	8,506	—	9,657
Goodwill, net	21	3,573	—	3,594
Other assets	639	(315)	—	324
Investment in and advances to subsidiaries	11,173	—	(11,173)	—

Total Assets	$13,776	$16,484	$(11,173)	$19,087

Current liabilities
Current portion of long-term debt including obligations under capital leases	$412	$24	$—	$436
Accounts payable	246	2,759	—	3,005
Other current liabilities	685	1,359	—	2,044

Total current liabilities	1,343	4,142	—	5,485
Long-term debt including obligations under capital leases	8,022	390	—	8,412
Other long-term liabilities	909	779	—	1,688

Total Liabilities	10,274	5,311	—	15,585

Shareowners’ Equity	3,502	11,173	(11,173)	3,502

Total Liabilities and Shareowners’ Equity	$13,776	$16,484	$(11,173)	$19,087

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Balance Sheets
As of February 3, 2001

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$25	$136	$—	$161
Receivables	134	553	—	687
Net inventories	340	3,723	—	4,063
Prepaid and other current assets	148	353	—	501

Total current assets	647	4,765	—	5,412
Property, plant and equipment, net	866	7,947	—	8,813
Goodwill, net	1	3,638	—	3,639
Other assets	653	(338)	—	315
Investment in and advances to subsidiaries	10,670	—	(10,670)	—

Total Assets	$12,837	$16,012	$(10,670)	$18,179

Current liabilities
Current portion of long-term debt including obligations under capital leases	$287	$49	$—	$336
Accounts payable	251	2,758	—	3,009
Other current liabilities	449	1,588	—	2,037

Total current liabilities	987	4,395	—	5,382
Long-term debt including obligations under capital leases	7,808	402	—	8,210
Other long-term liabilities	953	545	—	1,498

Total Liabilities	9,748	5,342	—	15,090

Shareowners’ Equity	3,089	10,670	(10,670)	3,089

Total Liabilities and Shareowners’ Equity	$12,837	$16,012	$(10,670)	$18,179

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Income
For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$7,013	$43,948	$(863)	$50,098
Merchandise costs, including warehousing and transportation	5,579	31,630	(811)	36,398

Gross profit	1,434	12,318	(52)	13,700
Operating, general and administrative	1,409	8,074	—	9,483
Rent	168	534	(52)	650
Depreciation and amortization	76	1,000	—	1,076
Merger-related costs, impairment and restructuring charges	132	—	—	132

Operating profit (loss)	(351)	2,710	—	2,359
Interest expense	(604)	(44)	—	(648)
Equity in earnings of subsidiaries	1,625	—	(1,625)	—

Earnings before tax expense and extraordinary loss	670	2,666	(1,625)	1,711
Tax expense (benefit)	(373)	1,041	—	668

Earnings before extraordinary loss	1,043	1,625	(1,625)	1,043
Extraordinary loss, net of income tax benefit	—	—	—	—

Net earnings	$1,043	$1,625	$(1,625)	$1,043

Condensed Consolidating
Statements of Income
For the Year ended February 3, 2001

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,712	$43,047	$(759)	$49,000
Merchandise costs, including warehousing and transportation	5,314	31,197	(707)	35,804

Gross profit	1,398	11,850	(52)	13,196
Operating, general and administrative	1,073	8,079	—	9,152
Rent	161	538	(52)	647
Depreciation and amortization	91	917	—	1,008
Merger-related costs and asset impairments	179	27	—	206

Operating profit (loss)	(106)	2,289	—	2,183
Interest expense	(625)	(50)	—	(675)
Equity in earnings of subsidiaries	1,304	—	(1,304)	—

Earnings before tax expense and extraordinary loss	573	2,239	(1,304)	1,508
Tax expense (benefit)	(307)	935	—	628

Earnings before extraordinary loss	880	1,304	(1,304)	880
Extraordinary loss, net of income tax benefit	(3)	—	—	(3)

Net earnings	$877	$1,304	$(1,304)	$877

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Income
For the Year ended January 29, 2000

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,333	$39,617	$(598)	$45,352
Merchandise costs, including warehousing and transportation	5,083	28,781	(548)	33,316

Gross profit	1,250	10,836	(50)	12,036
Operating, general and administrative	941	7,386	—	8,327
Rent	119	572	(50)	641
Depreciation and amortization	95	851	—	946
Merger-related costs	64	319	—	383

Operating profit	31	1,708	—	1,739
Interest expense	(428)	(209)	—	(637)
Equity in earnings of subsidiaries	846	—	(846)	—

Earnings before tax expense and extraordinary loss	449	1,499	(846)	1,102
Tax expense (benefit)	(173)	652	—	479

Earnings before extraordinary loss	622	847	(846)	623
Extraordinary loss, net of income tax benefit	(9)	(1)	—	(10)

Net earnings	$613	$846	$(846)	$613

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash (used) provided by operating activities	$1,237	$1,110	$2,347

Cash flows from investing activities:
Capital expenditures	(174)	(1,965)	(2,139)
Other	23	151	174

Net cash used by investing activities	(151)	(1,814)	(1,965)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,404	—	1,404
Reductions in long-term debt	(1,085)	(37)	(1,122)
Proceeds from issuance of capital stock	72	—	72
Capital stock reacquired	(732)	—	(732)
Other	(242)	238	(4)
Net change in advances to subsidiaries	(503)	503	—

Net cash (used) provided by financing activities	(1,086)	704	(382)

Net (decrease) increase in cash and temporary cash investments	—	—	—
Cash and temporary cash investments:
Beginning of year	25	136	161

End of year	$25	$136	$161

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating
Statements of Cash Flows
For the Year ended February 3, 2001

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,242	$1,117	$2,359

Cash flows from investing activities:
Capital expenditures	(85)	(1,538)	(1,623)
Other	20	2	22

Net cash used by investing activities	(65)	(1,536)	(1,601)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	838	—	838
Reductions in long-term debt	(1,269)	(70)	(1,339)
Proceeds from issuance of capital stock	57	—	57
Capital stock reacquired	(581)	—	(581)
Other	(73)	220	147
Net change in advances to subsidiaries	(154)	154	—

Net cash (used) provided by financing activities	(1,182)	304	(878)

Net decrease in cash and temporary cash investments	(5)	(115)	(120)
Cash and temporary cash investments:
Beginning of year	30	251	281

End of year	$25	$136	$161

Condensed Consolidating
Statements of Cash Flows
For the Year ended January 29, 2000

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$687	$775	$1,462

Cash flows from investing activities:
Capital expenditures	(102)	(1,589)	(1,691)
Other	11	(44)	(33)

Net cash used by investing activities	(91)	(1,633)	(1,724)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,707	56	1,763
Reductions in long-term debt	(675)	(794)	(1,469)
Proceeds from issuance of capital stock	55	12	67
Capital stock reacquired	(6)	—	(6)
Other	26	(101)	(75)
Net change in advances to subsidiaries	(1,698)	1,698	—

Net cash (used) provided by financing activities	(591)	871	280

Net increase in cash and temporary cash investments	5	13	18
Cash and temporary cash investments:
Beginning of year	25	238	263

End of year	$30	$251	$281

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

23.    QUARTERLY DATA (UNAUDITED)

	Quarter
2001	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (12 weeks)	Total Year (52 weeks)

Sales	$15,102	$11,485	$11,382	$12,129	$50,098
Gross Profit	$4,068	$3,155	$3,117	$3,360	$13,700
Earnings before extraordinary items	$304	$256	$133	$350	$1,043
Extraordinary loss	—	$—	$—	$—	$—
Net earnings	$304	$256	$133	$350	$1,043
Net earning per common share:
Earnings before extraordinary loss	$0.37	$0.32	$0.17	$0.44	$1.30
Extraordinary loss	—	—	—	—	—

Basic net earnings per common share	$0.37	$0.32	$0.17	$0.44	$1.30
Diluted earnings per common share:
Earnings before extraordinary loss	$0.36	$0.31	$0.16	$0.43	$1.26
Extraordinary loss	—	—	—	—	—

Diluted net earnings per common share	$0.36	$0.31	$0.16	$0.43	$1.26

	Quarter
2000	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (13 weeks)	Total Year (53 weeks)

Sales	$14,329	$11,017	$10,962	$12,692	$49,000
Gross profit	$3,829	$2,942	$2,963	$3,462	$13,196
Earnings before extraordinary items	$99	$210	$203	$368	$880
Extraordinary loss	$—	$(2)	$(1)	$—	$(3)
Net earnings	$99	$208	$202	$368	$877
Net earnings per common share:
Earnings before extraordinary loss	$0.12	$0.25	$0.25	$0.45	$1.07
Extraordinary loss	—	—	—	—	—

Basic net earnings per common share	$0.12	$0.25	$0.25	$0.45	$1.07
Diluted earnings per common share:
Earnings before extraordinary loss	$0.12	$0.25	$0.24	$0.44	$1.04
Extraordinary loss	—	—	—	—	—

Diluted net earnings per common share	$0.12	$0.25	$0.24	$0.44	$1.04

The Company has a variety of plans designed to allow employees to acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

U. S. Bank, N.A.
P.O. Box 5277
Cincinnati, Ohio 45201
Toll Free 1-800-872-3307

Questions regarding the Company’s 401(k) plan should be directed to the employee’s Human Resources Manager or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company’s Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department-11E	Receive and Deliver Department-11W
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-524-4458. E-mail: shareowner-svc@email.bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company’s most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723. Other information is available on our Internet site at http://www.kroger.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

EXECUTIVE OFFICERS

Donald E. Becker
Senior Vice President

William T. Boehm
Group Vice President

Warren F. Bryant
Senior Vice President

Geoffrey J. Covert
President—Manufacturing
Senior Vice President

David B. Dillon
President and Chief
Operating Officer

Michael J. Donnelly
Group Vice President

Paul W. Heldman
Senior Vice President, Secretary
and General Counsel

Scott M. Henderson
Treasurer

Michael S. Heschel
Executive Vice President and Chief Information Officer

Carver L. Johnson
Group Vice President

Saundra K. Linn
Group Vice President

Bruce A. Macaulay
Group Vice President

Lynn Marmer
Group Vice President

Don W. McGeorge
Executive Vice President

W. Rodney McMullen
Executive Vice President

Derrick A. Penick
Group Vice President

Joseph A. Pichler
Chairman of the Board and
Chief Executive Officer

J. Michael Schlotman
Group Vice President and
Chief Financial Officer

James R. Thorne
Senior Vice President

OPERATING UNIT HEADS

E. John Burgon
Ralphs

Robert G. Colvey
Dillon Stores

Edward Dayoob
Fred Meyer Jewelers

Russell J. Dispense
King Soopers

Sam K. Duncan
Fred Meyer Stores

Jon Flora
Michigan Division

John P. Hackett
Mid-South Division

James Hallsey
Smith’s

David G. Hirz
Food 4 Less

Robert J. Hodge
Cincinnati Division

Mike Hoffmann
Kwik Shop

Bruce A. Lucia
Atlanta Division

James T. McCoy
Jay C

Robert Moeder
Convenience Stores and Supermarket Petroleum

Phyllis Norris
City Market

M. Marnette Perry
Columbus Division

Darel Pfeiff
Turkey Hill Minit Markets

Thomas B. Rech
Fry’s

Mark Salisbury
Tom Thumb

Paul Scutt
Central Division

Art Stawski
Loaf ‘N Jug/MiniMart

Van Tarver
Quik Stop

Richard L. Tillman
Delta Division

Darrell D. Webb
QFC

R. Pete Williams
Mid-Atlantic Division

Robert E. Zincke
Southwest Division

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

APPENDICES

THE KROGER CO.
2002 LONG-TERM INCENTIVE PLAN

1.    Definitions

In this Plan the following definitions apply:

1.1    “Agreement” means a written agreement implementing a grant of an Option or an award of Restricted Stock.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Code” means the Internal Revenue Code of 1986, as amended.

1.4    “Committee” means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider, which initially will be composed of those members of the Compensation Committee of the Board who qualify as “outside directors” under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

1.5    “Common Stock” means the common stock, par value $1.00 per Share, of the Company.

1.6    “Company” means THE KROGER CO.

1.7    “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Article 7.

1.8    “Date of Grant” means the date on which an Option is granted or Restricted Stock is awarded by the Committee.

1.9    “Director” means a member of the Board of the Company.

1.10  “Employee” means any person determined by the Committee to be an employee of the Company or a Subsidiary.

1.11  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12  “Fair Market Value” of a Share of Common Stock means the amount equal to the fair market value of a Share of Common Stock determined pursuant to a reasonable method adopted by the Committee in good faith. Unless otherwise provided to the contrary in an Agreement or in resolutions of the Committee, the Fair Market Value of a Share will be the mean between the

1

highest and lowest selling price on the date of determination on the New York Stock Exchange—Composite Transactions, or if no sales are made on that date, on the most recent prior date for which sales are reported.

1.13    “Grantee” means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 9.

1.14    “Insider” means a Director or an officer or other employee of the Company subject to Section 16(a) of the Exchange Act.

1.15    “Insider Program” means that portion of the Plan under which grants or awards are made to Insiders, including Directors.

1.16    “Non-Insider Program” means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

1.17    “Option” means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

1.18    “Option Period” means the period during which an Option may be exercised.

1.19    “Option Price” means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant.

1.20    “Optionee” means an Employee or a Director to whom an Option has been granted.

1.21    “Performance Goals” means performance goals established by the Committee that may be based on earnings or earnings growth, sales, return on assets, equity or investment, total shareholder return, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover any period specified by the Committee.

1.22    “Plan” means THE KROGER CO. 2002 Long-Term Incentive Plan.

1.23    “Restricted Stock” means Shares awarded pursuant to Article 9.

1.24    “Share” means a share of authorized but unissued Common Stock or a reacquired share of issued Common Stock.

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1.25    “Stock Option Committee” means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been ineligible for at least one year.

1.26    “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2.    Purpose

The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3.    Administration

The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

3.1    to determine in its discretion the Employees and Directors to whom Options will be granted and to whom Restricted Stock will be awarded, the number of Shares to be subject to each Option or Restricted Stock award, and the terms upon which Options may be acquired and exercised and the terms and conditions of Restricted Stock awards;

3.2    to determine all other terms and provisions of each Agreement, which need not be identical;

3.3    without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(a)    for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(b)    for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option and for other restrictions permitted by Article 9 with respect to Restricted Stock;

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(c)    for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option or awarded as Restricted Stock; and

(d)    for the payment of the Option Price upon the exercise by an Employee of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and shares of Common Stock;

3.4    to construe and interpret the Agreements and the Plan;

3.5    to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

3.6    to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of shares of Common Stock otherwise issuable on the exercise of an Option or through delivery of Common Stock to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

3.7    to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4.    Eligibility

Options and Restricted Stock may be granted or awarded only to Employees and Directors. A non-Employee Director who directly holds fewer than 1,000 Shares of Common Stock at the time of a grant or award may not participate in the Plan. In no event may any participant receive awards and grants covering more than 2,000,000 Shares in the aggregate under this Plan.

5.    Stock Subject to the Plan

5.1    The maximum number of Shares that may be issued under the Plan is 20,000,000 Shares. The maximum number of Shares that may be awarded as Restricted Stock under the Plan is 2,000,000. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares that may be granted under the Non-Insider Program for that fiscal year.

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5.2    If an Option expires or terminates for any reason without having been fully exercised or if Shares of Restricted Stock are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options or for the award of additional Restricted Stock.

6.    Options

6.1    The Committee is authorized to grant Options to Employees and Directors.

6.2    The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

6.3    The maximum number of Shares of Common Stock with respect to which Options may be granted to any Employee or Director under this Plan during its term is 2,000,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share of Common Stock at the time of the grant.

6.4    All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7.    Exercise

An Option may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate “cashless” exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

8.    Non-transferability

Unless otherwise provided in the Agreement respecting the grant, Options granted under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative.

9.    Restricted Stock Awards

9.1    The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

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9.2    Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of awards to be contingent upon the achievement of one or more Performance Goals.

9.3    Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing the awards. Each agreement will contain the following:

(a)    prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

(b)    at least one term, condition or restriction constituting a “substantial risk of forfeiture” as defined in Section 83(c) of the Code;

(c)    such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

(d)    a requirement that each certificate representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 2002 Long-Term Incentive Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.”

(e)    the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

(f)    the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

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9.4    The Committee may include in an Agreement a requirement that in the event of a Grantee’s termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

9.5    The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 2,000,000 Shares.

10.    Capital Adjustments

The number and class of Shares subject to each outstanding Option or Restricted Stock award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

11.    Termination or Amendment

The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or awards.

12.    Effectiveness of the Plan

The Plan and any amendments requiring shareholder approval pursuant to Article 11 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan and any amendments are effective on the date on which they are adopted by the Board. Options and Restricted Stock may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option or Restricted Stock grant or award are made subject to the approval of the Plan or amendments by the shareholders. The date on which any Option or Restricted Stock granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option or Restricted Stock had not been subject to approval. No Option may be exercised prior to shareholder approval, and any Restricted Stock awarded will be forfeited if shareholder approval is not obtained.

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13.    Term of the Plan

Unless sooner terminated by the Board pursuant to Article 11, the Plan will terminate on the date ten years after its adoption by the Board, and no Options or Restricted Stock may be granted or awarded after termination. The termination will not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

14.    Indemnification of Committee

In addition to any other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

15.    General Provisions

15.1    The establishment of the Plan does not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

15.2    The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, does not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

15.3    The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or which is merged into or consolidated with the Company. The terms and conditions of assumed options may vary from the terms and conditions contained in this Plan, to the extent determined by the Committee. Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as “performance-based compensation” under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

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15.4    The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 8.

15.5    The Plan will be governed, construed and administered in accordance with the laws of Ohio.

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The Kroger Co.	Two Alternate Ways to Vote
VOTE BY INTERNET OR TELEPHONE
24 Hours a Day - 7 Days a Week It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/krc		1-866-388-1533
• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready.	OR	• Have your proxy card ready.	OR	• Detach your proxy card.
• Enter your Control Number located in the box below.		• Enter your Control Number located in the box below.		• Return your proxy card in the postage-paid envelope provided.
• Follow the simple instructions on the website.		• Follow the simple recorded instructions.		• Retain admission ticket for admittance to annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

NOTE: Admission Ticket printed on reverse is required for admission to Annual Meeting.

1-866-388-1533	CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
CALL TOLL-FREE TO VOTE

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 26, 2002.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE Ú

☐ PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.			☒ Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.				The Board of Directors recommends a vote AGAINST proposals 4 and 5.

1. ELECTION OF DIRECTORS				4. Approve shareholder proposal, if properly presented, to recommend implementation of annual election of all directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS ☐	5. Approve shareholder proposal, if properly presented, to recommend labeling of genetically engineered products in private label goods.	☐	☐	☐

Nominees: 01 Robert D. Beyer, 02 John T. LaMacchia, 03 David B. Lewis, 04 Edward M. Liddy, 05 Katherine D. Ortega, and 06 Bobby S. Shackouls				If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)
I consent to future access of the annual reports and proxy materials electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.
☐

*EXCEPTIONS				To change your address, please mark this box.			☐

	FOR	AGAINST	ABSTAIN	S C A N L I N E
2. Approval of 2002 Long-Term Incentive Plan.	☐	☐	☐	Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.
3. Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐	Date Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 27, 2002 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Ú    FOLD AND DETACH HERE    Ú

THE KROGER CO.

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting to be Held June 27, 2002

The undersigned hereby appoints each of JOSEPH A. PICHLER, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

(continued, and to be signed, on other side)
THE KROGER CO.
P.O. BOX 11382
NEW YORK, N.Y. 10203-0382

DEAR KROGER CO. SHAREHOLDER:

You previously elected to view The Kroger Co. proxy statements and annual reports over the Internet instead of receiving copies in the mail. You can now access the proxy statement for the 2002 Annual Meeting and the 2001 Annual Report over the Internet through the following address: http://www.kroger.com/reports. You can vote over the Internet, by telephone, or by traditional proxy card. See the proxy statement and the enclosed proxy card for further information about voting procedures.

If you would like a paper copy of the proxy statement and annual report, we will provide a copy to you upon request. To obtain a copy of these documents, please call (513)-762-1220.

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The Kroger Co.	Two Alternate Ways to Vote
VOTE BY INTERNET OR TELEPHONE
24 Hours a Day - 7 Days a Week It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/krc		1-866-388-1533
• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready.	OR	• Have your proxy card ready.	OR	• Detach your proxy card.
• Enter your Control Number located in the box below.		• Enter your Control Number located in the box below.		• Return your proxy card in the postage-paid envelope provided.
• Follow the simple instructions on the website.		• Follow the simple recorded instructions.		• Retain admission ticket for admittance to annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

NOTE: Admission Ticket printed on reverse is required for admission to Annual Meeting.

1-866-388-1533	CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
CALL TOLL-FREE TO VOTE

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 26, 2002.

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE Ú

☐ PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.			☒ Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.				The Board of Directors recommends a vote AGAINST proposals 4 and 5.

1. ELECTION OF DIRECTORS				4. Approve shareholder proposal, if properly presented, to recommend implementation of annual election of all directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS ☐	5. Approve shareholder proposal, if properly presented, to recommend labeling of genetically engineered products in private label goods.	☐	☐	☐

Nominees: 01 Robert D. Beyer, 02 John T. LaMacchia, 03 David B. Lewis, 04 Edward M. Liddy, 05 Katherine D. Ortega, and 06 Bobby S. Shackouls				If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)
I consent to future access of the annual reports and proxy materials electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.
☐

*EXCEPTIONS				To change your address, please mark this box.			☐

	FOR	AGAINST	ABSTAIN	S C A N L I N E
2. Approval of 2002 Long-Term Incentive Plan.	☐	☐	☐	Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.
3. Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐	Date Share Owner sign here	Co-Owner sign here

U.S Trust Company of California, N.A., May 9, 2002
NOTICE TO PARTICIPANTS
IN
THE RALPHS GROCERY COMPANY, SAVING PLAN PLUS–ESOP
THE RALPHS GROCERY COMPANY, TEAMSTERS EMPLOYEE STOCK OWNERSHIP PLAN
THE RALPHS GROCERY COMPANY, UFCW EMPLOYEE STOCK OWNERSHIP PLAN
Enclosed for your review is the Proxy Statement which U.S. Trust Company, N.A. (“U.S. Trust”) has received from The Kroger Co. and a Voting Instruction Card. The Proxy Statement has been prepared by the Board of Directors of The Kroger Co. in connection with the Annual Meeting of Stockholders to be held on June 27, 2002 (the “Annual Meeting”).
According to plan records, you are a participant in, and have shares of The Kroger Co. Common Stock allocated to your account under one of the following plans: the Ralphs Grocery Company Savings Plan Plus–ESOP (the “Ralphs ESOP”), the Ralphs Grocery Company Teamsters Employee Stock Ownership Plan (the “Teamsters ESOP”) or the Ralphs Grocery Company UFCW Employee Stock Ownership Plan (the”UFCW ESOP”). The foregoing plans and trusts will be referred to in this notice collectively as the “ESOP”.
YOUR VOTING INSTRUCTIONS TO THE TRUSTEE
Your Role and Responsibilities as an ESOP Participant and a Named Fiduciary
Only the Trustee can vote the shares held by the ESOP. However, under the terms of the ESOP, each participant may act as a “Named Fiduciary” for voting Common Stock of The Kroger Co. allocated to the participant’s account. Because a participant may act as a “Named Fiduciary” under the ESOP, the Trustee is required to follow proper instructions of participants that are in accordance with the terms of the ESOP and are not contrary to the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Fiduciaries under ERISA (including persons designated as “Named Fiduciaries”) are required to act prudently, solely in the interest of plan participants and beneficiaries, and for the exclusive purpose of providing benefits to the plan participants and beneficiaries.
If you choose to act as a “Named Fiduciary”, you are entitled to instruct the Trustee how to vote all shares allocated to your account. By signing, dating and returning the instruction card, you are accepting your designation under the ESOP in which you participate as a “Named Fiduciary” for purposes of voting your shares of The Kroger Co. Common Stock with respect to the Annual Meeting. You should therefore exercise your rights to vote The Kroger Co. Common Stock prudently.
Voting Instructions
The enclosed Voting instruction card represents your voting instructions to the Trustee for the shares of The Kroger Co. Common Stock which have been allocated to your account under the ESOP in which you participate. You should mark one of the boxes on the card to indicate your voting instructions to the Trustee, sign and date the instruction card, and return it in the envelope that is provided. If you do not provide timely voting instructions, the Trustee will vote the shares of The Kroger Co. Common Stock allocated to your account in its independent judgment.
Plan participants have the option of voting by Phone or Internet this year. If you wish to vote using either the phone or Internet, please use the unique control number that was assigned to you for this purpose in the box below the instructions on the other side of this page.
Voting Deadline
Because of the time required to tabulate voting instructions from participants before the Annual Meeting, the Trustee must establish a cut-off date for receiving your instruction cards. U.S. Trust must have your completed instruction cards in its possession no later than 2:00 p.m. Los Angeles time, on June 21, 2002. Only instruction cards that are properly completed, signed, dated and delivered to U.S. Trust will be taken into account by U.S. Trust. You may mail the card directly to U.S. Trust in the enclosed return envelope.
Confidentiality
U.S. Trust will maintain your instructions in strict confidence. U.S. Trust will not furnish copies of your instructions, or information as to their contents, to The Kroger Co. or any other person, except with your prior written consent or pursuant to legal process. Accordingly, you should feel free to exercise your voting rights in the manner you think best.
Questions
If you have any procedural questions regarding the instruction card, you may telephone representatives of U.S. Trust at the following toll-free number–800-535-3093–between the hours of 9:00 a.m. and 4:00 p.m., Los Angeles time, Monday through Friday.
U.S	. TRUST COMPANY, N.A.
Tru	stee

Ú FOLD AND DETACH HERE Ú

THE KROGER CO.

This Voting Instruction Card is Solicited on Behalf of the Trustee
for the Annual Meeting to be Held June 27, 2002

PARTICIPANT VOTING INSTRUCTIONS TO TRUSTEE

The undersigned participant in the ESOP identified on this card and referred to in the enclosed Notice hereby instructs U.S. Trust Company, N.A., as Trustee, to vote all shares of Common Stock of The Kroger Co. allocated to the account of the participant in accordance with the instructions on the reverse side of this card.

This card must be properly completed, signed, dated and received by the Trustee by 2:00 p.m. Los Angeles time on June 21, 2002. If your voting instructions are not timely received, the Trustee will vote the shares of Common Stock allocated to your account in its independent judgment. If this card is received after 2:00 p.m. Los Angeles time on June 21, 2002, the Trustee cannot ensure that your voting instructions will be followed. Your voting instructions are confidential as explained in the accompanying Notice to ESOP participants.

(continued, and to be signed, on other side)

TH	E KROGER CO.
P.O	. BOX 11382
NE	W YORK, N.Y. 10203-0382